EXHIBIT 99.2

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
INDEX TO AUDITED SUPPLEMENTAL COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	1
Supplemental Combined Consolidated Balance Sheets as of December 31, 2004 and 2003	2
Supplemental Combined Consolidated Statements of Income for the years ended December 31, 2004,2003,and 2002	3
Supplemental Combined Consolidated Statements of Stockholders' Equity for the years ended December 31, 2004,2003, and 2002	4
Supplemental Combined Consolidated Statements of Cash Flows for the years ended December 31, 2004,2003, and 2002	5
Notes to Supplemental Combined Consolidated Financial Statements	6
Supplemental Combined Consolidated Financial Information and Operating Statistics	18
Management's discussion and Analysis of Financial Condition and Results of Operations	19

BASIS OF PRESENTATION
Because Republic Airways Holdings Inc. (the “Company”) and Shuttle America corporation (“Shuttle America”) are controlled by a common entity, Wexford Capital LLC, these supplemental combined consolidated financial statements were prepared to reflect the combined consolidated results and financial position of the Company and Shuttle America as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004. These supplemental combined consolidated financial statements should be read in conjunction with the Republic Airways Holdings Inc. Form 10-K for the year ended December 31, 2004.

REPORT OF INDEPENDENT REGISTERED
                PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Republic Airways Holdings Inc.

We have audited the accompanying supplemental combined consolidated balance sheets of Republic Airways Holdings Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related supplemental combined consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These supplemental combined consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental combined consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such supplemental combined consolidated financial statements present fairly, in all material respects, the financial position of Republic Airways Holdings Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

As discussed in paragraph eleven of Note 1 to the supplemental combined consolidated financial statements, substantially all of the Company's revenue is derived from code-share agreements with US Airways, Inc., Delta Air Lines, Inc., AMR Corp., the parent of American Airlines, Inc., and United Air Lines, Inc.

    As discussed in paragraph two of Note 1 to the supplemental combined consolidated financial statements, the accompanying financial statements give retroactive effect to the merger of Republic Airways Holdings Inc. and Shuttle America Corporation on May 6, 2005, which has been accounted for in a manner similar to a pooling of interests. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interest method in the financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

Deloitte & Touche LLP
Indianapolis, Indiana
June 24, 2005

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
    SUPPLEMENTAL COMBINED CONSOLIDATED BALANCE SHEETS
                AS OF DECEMBER 31, 2004 AND 2003
            (In thousands, except share and per share amounts)

	2004	2003
ASSETS
Current Assets:
Cash and cash equivalents	$46,220	$22,535
Receivables—net of allowance for doubtful accounts of $3,869 and $819, respectively	6,385	15,848
Inventories--net	18,234	12,283
Prepaid expenses and other current assets	4,630	4,011
Restricted cash	1,203	1,205
Deferred income taxes	6,428	8,497

Total current assets	83,100	64,379
Aircraft and other equipment—net	984,512	549,009
Other assets	90,873	43,060
Goodwill	13,335	13,335

Total	$1,171,820	$669,783

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$46,986	$25,232
Subordinated notes payable to affiliate		23,174
Accounts payable	12,100	9,122
Fair value of interest rate hedges	4,012
Accrued liabilities	53,385	44,034

Total current liabilities	116,484	101,562
Long-term debt—less current portion	803,883	437,740
Deferred credits	19,847	19,542
Deferred income taxes	56,956	38,534

Total liabilities	997,169	597,378
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding
Common stock, $.001 par value; one vote per share; 75,000,000 shares authorized; 25,558,756 and 20,000,000 shares issued and outstanding, respectively	26	20
Additional paid-in capital	87,120	23,072
Warrants	8,574	5,067
Accumulated other comprehensive loss	(4,168)
Accumulated earnings	83,099	44,246

Total stockholders' equity	174,651	72,405

Total	$1,171,820	$669,783

See accompanying notes to supplemental combined consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL COMBINED CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
(In thousands, except per share amounts)

	2004	2003	2002
OPERATING REVENUES:
Passenger	$579,950	$452,566	$349,036
Contract termination fee		6,000
Other	9,935	6,937	2,988

Total operating revenues	589,885	465,503	352,024

OPERATING EXPENSES:
Wages and benefits	112,305	86,949	63,572
Aircraft fuel	120,634	81,759	62,226
Passenger fees and commissions	2,939	6,254	7,925
Landing fees	21,831	17,695	12,369
Aircraft and engine rent	74,167	67,004	64,929
Maintenance and repair	70,290	53,475	43,441
Insurance and taxes	13,037	12,911	16,319
Depreciation and amortization	34,412	23,873	12,032
Impairment loss and accrued aircraft return costs	1,441	2,756	7,196
Other	47,484	30,116	32,444

Total operating expenses	498,540	382,792	322,453

OPERATING INCOME	91,345	82,711	29,571

OTHER INCOME (EXPENSE):
Interest expense:
Non-related party	(27,812)	(21,183)	(10,913)
Related party	(652)	(1,606)	(1,955)
Other income:
Non-related party	518	195	382
Related party			144

Total other income (expense)	(27,946)	(22,594)	(12,342)

INCOME BEFORE INCOME TAXES	63,399	60,117	17,229
INCOME TAX EXPENSE	24,547	23,979	9,540

NET INCOME	38,852	36,138	7,689
Preferred stock dividends		(170)	(413)

Net income available for common stockholders	$38,852	$35,968	$7,276

Basic net income available for common stockholders per share	$1.66	$1.80	$0.36

Diluted net income available for common stockholders per share	$1.62	$1.73	$0.35

See accompanying notes to supplemental combined consolidated financial statements.

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL COMBINED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
(In thousands)

	Other Comprehensive Income(Loss)	Common Stock	Additional Paid-in Capital	Warrants	Accumulated Other Comprehensive Loss	Accumulated Earnings	Total

Balance at January 1, 2002		$20	$9,996			$1,003	$11,019
Stock compensation expense			$213				$213
Dividends on redeemable preferred stock of subsidiary						$(413)	(413)
Warrants issued				$3,480			3,480
Capital contribution			9,282				9,282
Net income	$7,689					7,689	7,689

Comprehensive income	$7,689

Balance at December 31, 2002		$20	19,491	3,480	—	8,279	31,270
Stock compensation expense			214				214
Dividends on redeemable preferred stock of subsidiary						(170)	(170)
Warrants issued and revalued				1,587			1,587
Capital contribution			3,367				3,367
Net income	$36,138					36,138	36,138

Comprehensive income	$36,138

Balance at December 31, 2003		20	23,072	5,067	—	44,247	72,406
Stock compensation expense			214				214
Common stock offering, net		5	58,167				58,172
Exercise of employee stock options (including tax benefit)		1	1,717				1,718
Warrants issued				10,263			10,263
Warrants surrendered				(6,756)			(6,756)
Capital contribution			3,950				3,950
Net income	$38,852	—	—	—	—	38,852	38,852

Unrealized losses on derivative instruments, net of tax	$(4,168)				$(4,168)		$(4,168)
Comprehensive income	$34,684

BALANCE—December 31, 2004		$26	$87,120	$8,574	$(4,168)	$83,099	$174,651

See accompanying notes to supplemental combined consolidated financial statements

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
    FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 and 2002 (In thousands)

	2004	2003	2002
OPERATING ACTIVITIES:
Net income	$38,852	$36,138	$7,689
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	34,412	23,873	12,032
Debt issue costs and other amortization	1,928	1,968	339
Warrant amortization	800	359	9
Loss on aircraft and other equipment disposals	1,151	1,079	193
Impairment loss and accrued aircraft return costs	1,441	2,756	7,196
Amortization of deferred credits	(1,285)	(1,249)	(1,132)
Stock compensation expense	214	214	213
Deferred income taxes	24,027	23,742	14,025
Changes in certain assets and liabilities:
Receivables	10,480	(7,124)	(481)
Inventories	(2,683)	(2)	715
Prepaid expenses and other current assets	(1,022)	1,057	(1,115)
Accounts payable	1,963	(4,405)	4,209
Accrued liabilities	11,370	14,937	1,805
Other assets	(4,821)	(1,716)	(2,987)

Net Cash from operating activities	116,827	91,627	42,710

INVESTING ACTIVITIES:
Purchase of aircraft and other equipment	(64,361)	(37,071)	(25,948)
Proceeds from sale of spare aircraft equipment	699	826	5,219
Aircraft deposits and other	(79,242)	(9,630)	(13,823)
Aircraft deposits returned	40,480	15,192

Net cash from investing activities	(102,424)	(30,683)	(34,552)

FINANCING ACTIVITIES:
Revolving credit facility—net			(7,044)
Payments on short/long-term debt	(26,947)	(39,129)	(7,114)
Proceeds from short/long-term debt	3,213		2,118
Repayment of subordinated notes payable to affiliate (Wexford)	(43,672)	(37,559)	(22,832)
Proceeds from Capital Contribution (Wexford)	3,950	3,367	9,282
Proceeds from subordinated notes payable from affiliate (Wexford)	20,390	35,566	26,906
Proceeds from common stock offering, net	58,172
Payments on redemption of redeemable preferred stock of subsidiary		(5,368)
Payments on settlement of treasury locks	(3,562)
Proceeds on settlement of treasury locks	593
Proceeds from exercise of stock options	978
Debt issue costs	(3,835)	(1,968)	(3,918)
Other	2	(2)	(2,145)

Net cash from financing activities	9,282	(45,093)	(4,747)

Net changes in cash and cash equivalents	23,685	15,851	3,411
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	22,535	6,684	3,273

CASH AND CASH EQUIVALENTS AT END OF YEAR	$46,220	$22,535	$6,684

See accompanying notes to supplemental combined consolidated financial statements

REPUBLIC AIRWAYS HOLDINGS INC. AND SUBSIDIARIES
NOTES TO SUPPLEMENTAL COMBINED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, and 2002
(Dollars in thousands, except share and per share amounts)

1. ORGANIZATION & BUSINESS

The accompanying supplemental combined consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include the accounts of Republic Airways Holdings Inc. and its wholly-owned operating subsidiaries (collectively “Republic” or the “Company”): Chautauqua Airlines, Inc. (“Chautauqua”), an Indiana Corporation and certified air carrier; Shuttle America Corporation (“Shuttle America”), an Indiana Corporation and certified air carrier; Republic Airline Inc. (“Republic Airline”), had no substantial activity as of and for the three year period ended December 31, 2004. Republic Airline has yet to receive its air carrier operating certificate.

Effective May 6, 2005, Republic entered into a stock purchase agreement (the “Agreement”) with Shuttle America and Shuttle Acquisition LLC (“Shuttle LLC”), pursuant to which the Company acquired all of the issued and outstanding common stock of Shuttle America from Shuttle LLC. Consideration paid was a promissory note in the aggregate principal amount of $1,000 payable by Republic to Shuttle LLC and the assumption of certain debt of Shuttle America totaling approximately $679. Because Republic and Shuttle America are commonly controlled by Wexford Capital LLC (“Wexford”), the acquisition was accounted for in a manner similar to pooling of interests. The supplemental combined consolidated financial statements give retroactive effect to the merger of Republic and Shuttle America since they were under common control during all of these periods. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interest methods in the supplemental financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Republic Airways Holdings Inc. after financial statements covering the date of consummation of the business combination are issued.

The Company operates as an air carrier providing scheduled passenger and air freight service as US Airways Express, American Connection, Delta Connection and United Express under code-share agreements with US Airways, Inc. ("US Airways"), AMR Corporation ("American"), Delta Air Lines, Inc. ("Delta") and United Air Lines, Inc. (“United”), respectively. The Company has a code-share agreement with US Airways and offers passenger and air freight service from US Airways' hub and focus airports in Philadelphia and Pittsburgh, Pennsylvania, Indianapolis, Indiana, Boston, Massachusetts, New York, New York (LaGuardia) and Washington, D.C. Under the code-share agreement with American, the Company offers passenger and air freight service from American's hub airport in St. Louis, Missouri. The code-share agreement with Delta offers passenger and air freight service from Delta's hub and focus airports in Orlando, Florida and Fort Lauderdale, Florida. Under the code-share agreement with United, the Company offers passengers and air freight service from United’s hub airports in Chicago, Illinois and Washington D.C.

Under the US Airways code-share agreement, which expires in 2013, the Company provides service to designated areas utilizing jet aircraft. The US Airways code-share agreement with the Company, as amended, allows the Company to operate up to thirty-five but not less than twenty 50 seat regional jets on a fixed-fee basis with reimbursement of certain pass-through costs. As of December 31, 2004, the Company has thirty-five regional jets dedicated to US Airways' service.

Under the American code-share agreement, which expires in 2013, the Company provides regional jet service on a fixed-fee basis with reimbursement of certain pass-through costs and allows the the Company to operate fifteen regional jets. The agreement may be terminated by American without cause at any time after September 30, 2008 with 180 days notice. As of December 31, 2004, the Company has fifteen regional jets dedicated to American service.

The Company started regional jet service for Delta in November 2002. The thirty-seven 50 seat regional jets code-share agreement with Delta, as amended, which expires in 2016, is on a fixed-fee basis with reimbursement of certain pass-through costs and provides for thirty-nine aircraft to be placed into service. The agreement may be partially or completely terminated by Delta with or without cause at any time after November 2009 with 180 days notice. As of December 31, 2004, the Company has thirty-nine regional jets dedicated to Delta service. In January 2005, the Company and Delta entered into a code-share agreement whereby the Company will operate 16 ERJ-170’s for Delta. This agreement expires in 2019 and be terminated by Delta with or without cause at any time after 2013.

The Company previously provided regional jet service for America West and in February 2003 the Company and America West agreed to terminate their code-share agreement. The code-share agreement with America West commenced in August 2001 and was on a fixed-fee basis with reimbursement of certain pass-through costs. Pursuant to the termination of the code-share agreement, the Company and America West agreed to remove the twelve aircraft from service during April, May and June 2003 and America West paid the Company a contract termination fee of $6,000 as the aircraft were taken out of service. The company amended the Delta code-share agreement on February 7, 2003 to utilize these twelve aircraft.

The Company's previous pro-rate code-share agreement with US Airways was terminated in October 2004. The code-share agreement with US Airways allowed the Company to operate Saab 340 turbo-prop aircraft under a pro-rate arrangement, for which the Company received an allocated portion of the passengers’ fare and paid for all of the costs of transporting the passengers. In 2004 the Company transitioned the Saab 340 turbo-prop aircraft in service with US Airways to United.

In February 2004, the Company entered into separate code-share agreements with United to operate nine 50 seat regional jets, twenty-three 70 seat regional jets and ten turroprop aircraft. The regional jet agreements expire in 2014 and the turboprop agreement expires in 2005. The 50 seat regional jet agreement may be terminated with or without cause by United upon 18 months prior written notice after December 31, 2007.  As of December 31, 2004, eleven of the twenty-three 90 seat regional jets are in operation and are being operated by Chautauqua. They will be transferred to Republic Airline and Shuttle America.

The code-share agreements provide the Company with a nonexclusive license to the code-share partners' trademarks, as well as general air carrier support services, and contain provisions relating to the size and use of aircraft, insurance and service requirements. Under certain code-share agreements, the code-share partners are required to provide reservation systems, ground handling and other services to the Company. The Company may receive operating performance incentives from the code-share partners based on several metrics of customer service. The Company may also be liable to the code-share partners for operating performance penalties if customer service metrics are less than specified minimum levels.

The following sets forth the revenue and accounts receivable (as a percentage of revenue and net receivables) information for the code-share partners:

	US Airways	American	Delta	United	America West
Revenue for the years ended:
December 31, 2004	42%	16%	31%	11%
December 31, 2003	46	21	26		7%
December 31, 2002	58	28	1		13
Receivables as of:
December 31, 2004	31	37	6	2
December 31, 2003	47	14	10

Substantially all of the Company's revenue is derived from agreements with its code-share partners. US Airways filed a petition for Chapter 11 bankruptcy protection on September 12, 2004. On March 15, 2005, US Airways assumed the Company’s code-share agreement, and United is attempting to reorganize its business under Chapter 11 of the bankruptcy code. The Company continues to operate its normal flight schedules with US Airways and United.

Delta has recently reported operating losses primarily due to an uncompetitive cost structure and announced that if it fails to achieve a competitive cost structure it will need to restructure through bankruptcy. In December 2004, the Company agreed to reduce its compensation level on the ERJ-145 fleet by 3% through May 2016. (See Note 11.)

Termination of the US Airways, American, Delta or United regional jet code-share agreements could have a material adverse effect on the Company's financial position, results of operations and cash flows. Contingency plans have been developed to address potential outcomes of the US Airways and United bankruptcy proceedings.

In connection with the US Airways bankruptcy filing, the Company recorded an allowance for doubtful accounts for pre-petition receivables due from US Airways of $3,200 in 2004.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation—The supplemental combined consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Chautauqua, Shuttle America and Republic Airline. All significant intercompany accounts and transactions are eliminated in consolidation.

Risk Management—The Company accounts for derivatives in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. Fuel swaps were not designated as hedging instruments and, accordingly, were carried at fair value in prepaid expenses and other current assets or accrued liabilities with gains and losses recorded in other income. Other income for the year ended December 31, 2002 includes a gain of $228, for fuel swap agreements. The Company did not enter into any fuel swap agreements during the years ended December 31, 2004 and 2003.

In anticipation of financing the purchase of regional jet aircraft on firm order with the manufacturer, the Company entered into fourteen treasury lock agreements in April 2004 with notional amounts totaling $253,500 and a weighted average interest rate of 4.23% with expiration dates through March 2005. Management designated the treasury lock agreements as cash flow hedges of forecasted transactions. The treasury lock agreements will be settled at each respective settlement date, which are expected to be the purchase dates of the respective aircraft. The Company settled seven agreements during the year ended December 31, 2004 and the net amount paid was $2,969 and was recorded in accumulated other comprehensive loss, net of tax. Of this amount, the Company reclassified $21 and expects to reclassify $198 to interest expense for the year ended December 31, 2004 and the year ending December 31, 2005, respectively. Amounts paid or received on the settlement dates are recorded to accumulated other comprehensive income and amortized or accreted to interest expense over the terms of the respective aircraft debt. As of December 31, 2004, the fair value of the unsettled treasury locks was a liability of $4,012 based on quoted market values.

    Cash and Cash Equivalents—Cash equivalents consist of short-term, highly liquid investments with maturities of three months or less when purchased. Substantially all of our cash is on hand with one bank.

Statement of Cash Flows Supplementary Information

	For the years ended December 31,
	2004	2003	2002
CASH PAID (REFUNDED) FOR INTEREST AND INCOME TAXES
Interest-net of amount capitalized	$27,073	$18,862	$10,780
Income taxes paid (refunded)	$380	($607)	($3,418)
Non Cash transactions	-	-	-
Deferred credits	$662	$650	$1,200
Conversion of accrued interest to subordinated note payable to affiliate	$107	$1,512	$1,997
Preferred stock dividends declared	-	$170	$413
Aircraft, inventories, and other equipment purchased through financing arrangements	$411,631	$241,690	$156,080
Warrants issued	$10,263	$1,587	$3,480
Warrants surrendered	($6,756)	-	-
Aircraft options purchased through financing arrangements	-	-	$768
Fair value of interest rate hedge	($4,012)

Inventories consist primarily of spare parts and supplies, which are charged to expense as they are used in operations. Inventories are valued at average cost. An allowance for obsolescence is provided to reduce inventory to estimated net realizable value. As of December 31, 2004 and 2003 this reserve was $1,500 and $1,500 respectively.

Aircraft and Other Equipment is carried at cost. Incentives received from the aircraft manufacturer are recorded as reductions to the cost of the aircraft. Depreciation for aircraft is computed on a straight-line basis to an estimated salvage value over 16.5 years, the estimated useful life of the regional jet aircraft, and 10 years for turboprops. Depreciation for other equipment, including rotable parts, is computed on a straight-line basis over 3 to 10 years, the estimated useful lives of the other equipment. Leasehold improvements are amortized over the expected life or lease term, whichever is less. Interest related to deposits on aircraft on firm order from the manufacturer is capitalized. The Company capitalized approximately $1,692, $434 and $263 of interest for the years ended December 31, 2004, 2003 and 2002, respectively.

        Restricted Cash consists of restricted amounts for satisfying future debt and lease payments.

Debt Issue Costs are capitalized and included in other assets and are amortized, using the effective interest method, to interest expense over the term of the related debt. Debt issue costs, net of accumulated amortization, of $8,048 and $4,957, are included in other assets in the consolidated balance sheets as of December 31, 2004 and 2003, respectively.

Goodwill is accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, and management makes annual assessments of impairment. The carrying value of goodwill was reviewed by management on January 1 (the annual assessment date) and concluded that no asset impairment existed as of December 31, 2004 or 2003.

Long-Lived Assets—Management reviews long-lived assets for possible impairment, if there is a significant event that detrimentally affects operations. The primary financial indicator used by the Company to assess the recoverability of its long-lived assets held and used is undiscounted future cash flows from operations. The amount of impairment if any, is measured based on estimated fair value or projected future cash flows using a discount rate reflecting the Company's average cost of funds. Certain long-lived assets held for sale are recorded at estimated fair value less costs to sell.

Long-Term Debt—The fair value of the Company’s long-term debt is based on the quoted marked prices for the same debt of similar issues.

Deferred Credits consist of credits for parts and training from the aircraft and engine manufacturers and deferred gains from the sale and leaseback of aircraft and spare jet engines. Deferred credits are amortized on a straight-line basis as a reduction of aircraft or engine rent expense over the term of the respective leases.

Comprehensive Income—Republic reports comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in financial statements. Republic had accumulated other comprehensive loss relating to treasury lock agreements of $4,168, net of tax, at December 31, 2004. There were no other comprehensive income components for the years ended December 31, 2003 or 2002.

Income Taxes—Republic accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts for existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in future years in which those temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is adjusted by a valuation allowance, if necessary, to recognize the future tax benefits to the extent, based on available evidence, it is more likely than not they will be realized.

Aircraft Maintenance and Repair is charged to expense as incurred under the direct expense method. Engines and certain airframe component overhaul and repair costs are subject to power-by-the-hour contracts with external vendors and are accrued as the aircraft are flown.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Under the code-share agreements, we estimate operating costs for certain “pass through” costs and record revenue based on these estimates. Actual results could differ from those estimates.

Revenue Recognition—Revenues are recognized in the period the service is provided. The Company recognizes revenues and expenses at the contract rate for pass-through costs under fixed fee code-share agreements. The Company recognizes an allocated portion of passenger’s fares under its pro-rate code-share agreements and records as expense the full cost of providing such service.

Warrants—Equity instruments issued to code-share partners are recorded on the measurement date as deferred charges and credits to stockholders’ equity. Warrants surrendered are recorded at fair value on the measurement date as reductions to deferred warrant charges and stockholders’ equity. The deferred charges for warrants are amortized as a reduction of passenger revenue over the terms of the code-share agreements.

Stock Compensation—the Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for stock options. No compensation expense is recorded for stock options with exercise prices equal to or greater than the fair market value on the grant date. Warrants issued to non-employees are accounted for under SFAS No. 123, Accounting for Stock-Based Compensation and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, at fair value on the measurement date.

SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123, Accounting for Stock-Based Compensation, requires disclosing the effects on net income available for common stockholders and net income available for common stockholders per share under the fair value method for all outstanding and unvested stock awards. SFAS No. 148 disclosure requirements, including the effect on net income available for common stockholders and net income available for common stockholders per share, if the fair value based method had been applied to all outstanding and unvested stock awards in each period, are as follows:
For the years ended December 31
	2004	2003	2002

Net income available for common stockholders, as reported	$38,852	$35,968	$7,276
Add: Stock-based employee compensation expense determined under the intrinsic value based method, net of tax	129	128	128
Deduct: Stock-based employee compensation expense determined under the fair value based method, net of tax	(327)	(338)	(458)

Pro forma net income available for common stockholders	$38,654	$35,758	$$6,946

Pro forma net income available for common stockholders per share:
Basic	$1.66	$1.79	$$0.35
Diluted	$1.62	$1.72	$$0.33

    The fair value of options granted were estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield; risk-free interest rates ranging from 4.84% to 6.70%; volatility of 50%; and an expected life of 6.5 years. The pro forma amounts are not representative of the effects on reported earnings for future years.

    Net Income Available for Common Stockholders per Share is based on the weighted average number of shares outstanding during the period. On June 4, 2002, the board of directors declared a 200,000:1 stock split. Common stock, additional paid-in capital, and all per share amounts, number of shares and options outstanding in the consolidated financial statements have been adjusted for the stock split.

    The following is a reconciliation of the weighted average common shares for the basic and diluted per share computations:

	For the Years Ended
	2004	2003	2002

Weighted-average common shares outstanding for basic net income available for common stockholders per share	23,349,613	20,000,000	20,000,000
Effect of dilutive employee stock options	557,150	841,415	832,750

Adjusted weighted-average common shares outstanding and assumed conversions for diluted net income available for common stockholders per share	23,906,763	20,841,415	20,832,750

Employee stock options and warrants of 2,927,400, 2,640,000 and 1,620,000 are not included in the calculation of diluted net income available for common stockholder per share due to their anti-dilutive impact for the years ended December 31, 2004, 2003 and 2002, respectively.

Segment Information—The Company has one operating segment for the scheduled transportation of passengers and air freight under code-share agreements.

New Accounting Standards—In December 2004, SFAS No. 123(R), Share-Based Payment, a replacement of SFAS No. 123, Accounting for Stock-Based Compensation, and a rescission of APB Opinion No. 25, Accounting for Stock Issued to Employees, was issued. This statement requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based upon the grant date fair value of the equity or liability issued. In addition, liability awards will be remeasured each reporting period and compensation costs will be recognized over the period that an employee provides service in exchange for the award. This statement is effective for public companies as of the first annual reporting period beginning after June 15, 2005. The Company has not yet completed its assessment of the impact of this statement on its financial condition and results of operations.

3. AIRCRAFT AND OTHER EQUIPMENT

At December 31, 2004, the Company has a fleet of 129 aircraft, including sixty-eight 50-seat Embraer 145 regional jets, fifteen 44-seat Embraer 140 regional  jets, seventeen 37-seat Embraer 135 regional jets, eleven 70 seat Embraer 170 regional jets and eighteen 30-seat Saab 340 aircraft. The Company owns five Saab 340 aircraft, one of which is currently held for sale and recorded in prepaid and other current assets, twenty-five Embraer 145 regional jets, eleven Embraer 140 regional jets, fifteen Embraer 135 regional jets, eleven Embraer 170 regional jets and leases the other aircraft under operating lease agreements (see Note 8).

Aircraft and other equipment, excluding aircraft and other equipment held for sale, consist of the following as of December 31:

	2004	2003

Aircraft	$993,913	$544,199
Flight Equipment	53,054	38,866
Furniture and Equipment	3,694	2,352
Leasehold Improvements	8,180	4,887

Total Aircraft and Other Equipment	1,058,841	590,304
Less Accumulated Depreciation and Amortization	(74,329)	(41,295)

Aircraft and Other Equipment—Net	$984,512	$549,009

Aircraft and other equipment depreciation and amortization expense for the years ended December 31, 2004, 2003 and 2002 was $34,412, $23,873, and $12.032 respectively.

4. OTHER ASSETS

Other assets consist of the following as of December 31:

	2004	2003

Prepaid aircraft rent	$20,744	$18,847
Aircraft deposits	47,428	6,838
Deferred warrant charge, net (see Note 11)	7,407	4,700
Debt issue costs, net	8,048	4,957
Restricted cash—lease agreement		1,500
Other	7,246	6,218

	$90,873	$43,060

5. ACCRUED LIABILITIES

Accrued liabilities consist of the following as of December 31:

	2004	2003

Accrued wages, benefits and related taxes	$9,623	$8,247
Accrued maintenance	11,822	7,687
Accrued aircraft return costs (see Note 15)	4,599	5,253
Accrued property taxes	2,004	2,201
Accrued interest payable to non-affiliates	6,726	4,105
Accrued interest payable to affiliates		963
Accrued liabilities to code-share partners	8,808	4,553
Other	9,803	11,025

Total accrued liabilities	$53,385	$44,034

6. DEBT

Debt consists of the following as of December 31:

	2004		2003

Revolving credit facility with Bank of America Business Capital (the "Bank"), maximum of $25,000 available (including outstanding letters of credit), subject to 70% of the net book value of spare rotable parts and 40% of the net book value of spare non-rotable parts and inventory. Interest is payable monthly at the Bank's LIBOR rate plus spreads ranging from 2.0% to 2.75% or the Bank's base rate (which is generally equivalent to the prime rate) plus spreads ranging from 0.25% to 0.75%. The weighted average interest rates for the years ended December 31, 2004, 2003 and 2002 were 4.2%, 4.5%, and 5.1%, respectively. Fees are payable at 0.375% on the unused revolver amount. The credit facility expires on March 31, 2006 and is collateralized by all of Chautauqua's assets, excluding the owned aircraft and engines.
	$		$
Term loans with the Bank due March 2006 or upon termination of the Bank credit facility, with monthly principal payments of $54, and interest payable monthly at the Bank's LIBOR rate plus spreads ranging from 2.0% to 2.75% or the Bank's base rate (which is generally equivalent to the prime rate) plus spreads ranging from 0.25% to 0.75% (5.3% at December 31, 2004). The term loans are collateralized by substantially all of Chautauqua's assets, except for aircraft collateralized by various banks and aircraft manufacturer.		3,212		1,336
Promissory notes with various banks and aircraft manufacturer, collateralized by aircraft, bearing interest at fixed rates ranging from 4.01% to 6.85% with semi-annual principal and interest payments of $44,349 through 2019.		846,974		460,939
Other		683		697
Subordinated notes payable to affiliate (repaid in 2004).				23,174

Total		850,869		486,146
Current portion (including Bank term loan)		46,986		48,406

Debt and notes payable—Less current portion		$803,883		$437,740

Chautauqua's debt agreements with the Bank contain restrictive covenants that require, among other things, that Chautauqua maintain a certain fixed charge coverage ratio and a debt to earnings leverage ratio. Chautauqua received a waiver from the lender under the revolving credit facility for non-compliance with the debt to earnings leverage ratio for the fourth quarter of 2004 and the first quarter of 2005. Chautauqua has outstanding letters of credit totaling $4,782 and $2,438 as of December 31, 2004 and 2003, respectively. The American code-share agreement requires a debt sinking fund for Chautauqua's required semi-annual payments.

Future maturities of debt are payable as follows for the years ending December 31:

2005	$46,986
2006	45,692
2007	48,075
2008	50,221
2009	52,641
Thereafter	607,254

Total	$850,869

During the year ended December 31, 2004, the Company acquired 24 aircraft through debt financing totaling $411,631. The debt was obtained from a bank and the aircraft manufacturer for fifteen year terms at interest rates ranging from 4.31% to 6.85%.

7. REDEEMABLE PREFERRED STOCK

Chautauqua had 1,000,000 authorized shares of Series A redeemable preferred stock at a par value of $.01 per share. In May 2000, 10.295828 shares of Series A redeemable preferred stock were issued with a stated value of $250 per share in full satisfaction of a related party note payable and accrued interest thereon, and Chautauqua issued six shares of Series A redeemable preferred stock for cash of $1,500. At December 31, 2002, 16.295828 shares were issued and outstanding and held by a related party. The preferred stockholder was entitled to receive cumulative dividends equal to 10% per annum of the stated value of the preferred stock. The redeemable preferred stock, including accrued and unpaid dividends, was purchased and retired by Chautauqua during 2003.

8. COMMITMENTS

As of December 31, 2004, the Company leases 62 regional jet and turboprop aircraft and fourteen spare regional jet engines with varying terms extending through 2020 and terminal space, operating facilities and office equipment with terms extending through 2012. The components of rent expense for the years ended December 31 are as follows:

	2004	2003	2002

Aircraft and engine rent	$74,167	$67,004	$64,929
Other	3,320	2,518	2,627

Total rent expense	$77,487	$69,522	$67,556

The Company has long-term maintenance agreements with an avionics equipment manufacturer and maintenance provider that has a guaranteed minimum annual flight hour requirement. The minimum guaranteed amount based on the Company's current operations is $4,710 per year through January 2012. The Company did not record a liability for this guarantee, because the Company does not believe that any aircraft will be utilized below the minimum flight hour requirement during the term of the agreement.

The Company has a long-term maintenance agreement with an aviation equipment manufacturer through October 2013. The agreement has a penalty payment provision if more than twenty percent of the Company's aircraft are removed from service based on the annual flight activity prior to the date of removal. The Company did not record a liability for this penalty provision because the Company does not believe that more than twenty percent of their aircraft will be removed from service during the term of the agreement.

The Company has long-term maintenance agreements based upon flight activity with engine manufacturers and maintenance providers through June 2012.

The Company has long-term maintenance agreements for wheels and brakes through June 2014. The agreement has an early termination penalty, if the Company removes seller's equipment from aircraft, sells or leases aircraft to a third party or terminates the services prior to expiration of the agreement. The maximum penalty during the first two years is $675 and is reduced every two years thereafter. The Company did not record a liability for this penalty provision, because the Company does not believe the contract will be terminated prior to the expiration date.

Total payments under these long-term maintenance agreements were $39,982, $29,357, and $21,056 for the years ended December 31, 2004, 2003 and 2002, respectively.

As part of the Company's lease agreements, the Company typically indemnifies the lessor of the respective aircraft against liabilities that may arise due to changes in benefits from tax ownership or tax laws of the respective leased aircraft. The Company has not recorded a liability for these indemnifications because they are not estimable. The Company is responsible for all other maintenance costs of its aircraft and must meet specified return conditions upon lease expiration for both the airframes and engines. The Company is unable to estimate the liability for these return conditions as of December 31, 2004, because the leases expire beginning in 2009. The Company will record a liability for these return conditions once the liability is estimable.

Future minimum payments under noncancellable operating leases are as follows for the years ending December 31:

	Regional Jet Aircraft	Other	Total

2005	$69,659	$7,687	$77,346
2006	69,659	4,766	74,425
2007	69,443	4,577	74,020
2008	69,207	4,601	73,808
2009	67,646	4,604	72,250
Thereafter	447,404	28,050	475,454

Total	$793,018	$54,285	$847,303

As of December 31, 2004, the Company’s Delta and United code-share agreements require that the Company acquire and place in service an additional twenty-eight regional jets. The current list price of these twenty-eight regional jets is $752,200. The Company has a commitment to obtain financing for twenty-four of these twenty-eight regional jets. The Company also has a commitment to acquire three spare aircraft engines. The current list price of these engines is $10,671. These commitments are subject to customary closing conditions.

The Company's aircraft commitments, as amended, under the code-share agreements and firm orders and options with the aircraft manufacturer are shown below as of December 31, 2004.
	Commitments as of December 31, 2004
	Delta	United	Total

Aircraft Commitments per Code-Share Agreements:
ERJ-170	16	12	28

	Commitments as of December 31, 2004
	Firm	Options	Total

Aircraft Orders with Aircraft Manufacturer:
ERJ-145		34	34
ERJ-170	28	61	89

Total	28	95	123

During the year ended December 31, 2004, the Company made aircraft deposits in accordance with the aircraft commitments of $38,800. Aircraft deposits are included in other assets.

9. CONTINGENCIES

The Company is subject to certain legal and administrative actions which management considers routine to their business activities. As of December 31, 2004, management believes, after consultation with legal counsel, the ultimate outcome of any pending legal matters will not have a material adverse effect on the Company's financial position, liquidity or results of operations.

Under the American code-share agreement, the Company is subject to American’s scope restrictions. The Company paid American an aggregate of approximately $500 through February 19, 2005, for operating the ERJ-170s for United at Chautauqua Airlines.  Beginning April 22, 2005, the Company began payments of approximately $1,200 per month to American for violating the scope restrictions of the code-share agreement. These payments will continue until the ERJ-170s are no longer operated by Chautauqua.

    As of December 31, 2004, approximately 77% of the company's workforce is employed under union contracts. Approximately 27% of the union workforce (Chautauqua’s flight attendants) is under a contract that is currently amendable and under federal mediation.

10. RELATED PARTY TRANSACTIONS

Fees are paid to Wexford Capital LLC for administrative functions not performed by the Company. Fees incurred were approximately $241, $268 and $327 for the years ended December 31, 2004, 2003 and 2002, respectively. In addition, included in accrued liabilities were $217 and $528 due to Wexford Capital LLC as of December 31, 2004 and 2003, respectively.

Wexford Capital LLC provided advances to Shuttle America to finance its working capital needs. At December 31, 2003, the outstanding balance was $2,782.

During 1999, Chautauqua entered into an agreement with Solitair Corporation ("Solitair"), an affiliate of WexAir LLC, to purchase or lease Embraer regional jets from Solitair. Through December 31, 2002, Chautauqua had purchased fifteen aircraft and leased thirty-eight aircraft from third parties, who acquired the aircraft from Solitair. The cost per aircraft was equal to the purchase price paid by Solitair, including all direct and indirect costs and expenses ($191 for the year ended December 31, 2002) relating thereto, plus up to $440 per aircraft in 2002. Chautauqua issued a subordinated promissory note payable to Solitair in the amount of $440 for each of the eight aircraft purchased during 2002. The subordinated promissory notes payable to Solitair were repaid in 2003 (total of $3,520). No lease payments were paid to Solitair for the years ended December 31, 2004, 2003, or 2002.

    On April 16, 2004, the Company made a payment of $2,800 on the subordinated note payable to our majority stockholder. The payment consisted of $1,400 for principal and $1,400 for accrued interest. In May 2004, the maturity date of the subordinated note payable to affiliate was extended to June 13, 2004. On June 2, 2004, the Company fully repaid the principal balance of $19,100 of the subordinated note payable to our majority stockholder and accrued interest of $80.

    In August 2002, Solitair assigned to Chautauqua 20 options for aircraft to be purchased from Embraer. Chautauqua issued a subordinated promissory note payable to Solitair for the options. The note was repaid in January 2003.

11. CAPITAL STOCK, STOCK OPTIONS AND WARRANTS

Common Stock and Capital Contributions

On May 15, 1998, WexAir LLC acquired 100 shares of Republic's common stock for cash of $8,133. These proceeds and the proceeds from the subordinated promissory note (see Note 10) were used by Republic to acquire the common stock of Chautauqua.

In June 2004, the Company completed its initial public stock offering. The Company issued 5,000,000 shares of common stock at $13 per share. The net proceeds provided by this offering were $58,172, before the repayment of debt.

In February 2005, the Company completed its follow-on public stock offering. The Company issued 6,900,000 shares of common stock at $12.50 per share. The net proceeds provided by this follow-on offering were approximately $80,800.

In 2004, 2003, and 2002, Wexford made capital contributions to Shuttle America of $3,950, $3,367, and $9,282 respectively.

At December 31, 2004, approximately 5,615,000 shares of the Company’s 75,000,000 authorized shares were reserved for issuances under the 2002 Equity Incentive Plan and warrants.

Stock Options

In connection with employment agreements for certain key employees, Republic granted options to purchase shares of Republic's common stock. The stock options vest ratably over the term of the employment agreements (generally 48 months) and are exercisable for five years following the vesting dates. Generally, stock options are granted with exercise prices equal to market prices on the grant date. Because stock options granted in August 2001 had an exercise price below market price, compensation expense of $214, $214 and $213 was recorded for the years ended December 31, 2004, 2003 and 2002, respectively. In addition, stock options were granted in May 2004 to certain employees and non-employee directors, and additional shares were issued in December 2004 in connections with employment contract amendments. The options granted during 2004 vest ratably over periods ranging from 8 months to 48 months, and the options are exercisable until 10 years from the date of grant. The following is a summary of stock option activity for stock options outstanding at the end of the respective years:

	December 31, 2004		December 31, 2003		December 31, 2002
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding, beginning of year	1,920,000	$2.13	1,920,000	$2.13	2,040,000	$2.11
Granted	1,420,620	13.00
Forfeited					120,000	1.75

Exercised	558,756	1.75

Outstanding, end of year	2,781,864	7.76	1,920,000	2.13	1,920,000	2.13

Weighted average remaining contractual life In years	6.3		2.7		3.7
Options exercisable, end of year	1,409,892	$2.72	1,872,500	$1.99	1,594,583	$1.91

The weighted average grant date fair value of options granted in 2004 was $3.32. No options were granted during the years ended December 2003 and 2002. The following represents options outstanding and exercisable as of December 31, 2004 by range of exercise prices:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number	Average Remaining Contractual Life	Weighted-Average Exercise Price	Number	Weighted-Average Exercise Price
$1.75	1,241,244	2.3	$1.75	1,241,244	$1.75
$7.83	120,000	3.7	$7.83	101,417	$7.83
$13.00	1,420,620	10.0	$13.00	67,231	$13.00
	2,781,864		$7.76	1,409,892	$2.72

Warrants

In connection with the Delta code-share agreement, the Company has issued warrants to purchase shares of its common stock related to the code-share agreements. The warrants, net of amounts surrendered in December 2004, are fully vested and exercisable as follows:

Issued	Number of Shares	Exercise Price	Vesting	Exercise Period

June 2002	825,000	$12.50 (1)	Fully Vested	Through June 2012
June 2004	825,000	12.35 (1)	Fully Vested	Through May 2014
February 2003	396,000	13.00	Fully Vested	Through February 2013
October 2003	165,000	12.35	Fully Vested	Through October 2013
March 2004	264,000	12.35	Fully Vested	Through March 2014
December 2004	960,000	11.60	Fully Vested	Through December 2014
	3,435,000

(1) The exercise price is subject to downward adjustment, if we issue additional shares of our common stock in certain instances.

In December 2004, the Company and Delta agreed to reduce the amounts of all warrants issued pursuant to the Chautauqua code-share agreement by 45%, which reduced deferred warrant charges and warrant equity by $6,756. Amortization of deferred warrant charges were $800, $359 and $9 for the years ended December 31, 2004, 2003 and 2002, respectively.

The Company records deferred warrant charges on the measurement date based upon an option pricing model that considered continuous compounding of dividends and dilution using an estimated fair value of the Company’s common stock on the grant date, an estimated dividend yield, a risk-free interest rate commensurate with the warrant term, volatility of 40% and an expected life of 10 years.

12. INCOME TAXES

The components of the provision for income tax expense (benefit) for the years ended December 31 are as follows:

	2004		2003		2002
Federal:
Current	$		$		$(4,633)
Deferred		18,941		19,812	12,582

		18,941		19,812	7,949

State:
Current		520		237	148
Deferred		5,086		3,930	1,443

		5,606		4,167	1,591

Income tax expense		$24,547		$23,979	$9,540

A reconciliation of income tax expense at the applicable federal statutory income tax rate to the tax provision as reported for the years ended December 31 are as follows:

	2004	2003	2002

Federal income tax expense at statutory rate	$22,190	$21,041	$6,030
State income tax expense, net of federal benefit	3,644	2,709	1,030
Other	(1,287)	229	992
Discharge of indebtedness			1,488

Income tax expense	$24,547	$23,979	$9,540

The cancellation of debt payable by Shuttle America to an entity controlled by Wexford Capital LLC is taxable for income tax purposes, but contributed capital for financial reporting, and therefore, increases the 2002 effective tax rate.

The components of deferred tax assets and liabilities as of December 31 are as follows:

	2004	2003
DEFERRED TAX ASSETS
Current:
Nondeductible accruals	$4,553	$3,062
Nondeductible accrued interest	1,351	3,895
Asset impairment expenses		1,150
Prepaid rent	524	390

	6,428	8,497

Noncurrent:
Nondeductible reserves	2,920	2,920
Nondeductible accruals	1,868	153
Treasury locks	2,793
Alternative minimum tax credit	457	457
Net operating loss carryforward	142,874	61,094
Prepaid rent	6,284	4,680
Deferred credits and sale leaseback gain	7,831	7,662

Valuation allowance	(8,119)	(8,119)
	156,908	68,847

Total assets	163,336	77,344

DEFERRED TAX LIABILITIES
Noncurrent:
Accelerated depreciation and fixed asset basis differences for tax purposes	(213,864)	(107,381)

Total noncurrent deferred tax liability	(56,956)	(38,534)

Total deferred tax liability	$(50,528)	$(30,037)

Deferred tax assets include benefits expected to be realized from the utilization of alternative minimum tax credit carryforwards of $457, which do not expire, and net operating loss carryforwards of $362,272, which begin expiring in 2022. Approximately $27,000 of net operating loss carryforwards are limited under Internal Revenue Code Section 382, and approximately $3,800 is expected to be realized prior to expiration.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in an arm's length transaction between knowledgeable, willing parties. The following method and assumptions are used to estimate the fair value of each class of financial instruments:

Long-term debt—The fair value is estimated based on discounting expected cash flows at the rates currently offered to the Company for debt with similar remaining maturities. As of December 31, 2004, the carrying value of long-term debt was greater than its fair value by approximately $67,000. As of December 31, 2003 the carrying value of long-term debt approximated the fair value.

Subordinated notes payable to affiliates—It is not practicable to estimate fair value of related party financial instruments because the related parties most likely have investment strategies and expectations different from unrelated third parties.

14. BENEFIT PLAN—401(k)

Republic has a defined contribution retirement plan covering substantially all eligible employees. The Company matches up to 6.0% of eligible employees' wages. Employees are generally vested in matching contributions after three years of service with the Company. Employees are also permitted to make pre-tax contributions of up to 15% and after-tax contributions of up to 10% of their annual compensation. The Company's expense under this plan was $1,128, $540, and $428 for the years ended December 31, 2004, 2003 and 2002, respectively.

15. IMPAIRMENT LOSS AND ACCRUED AIRCRAFT RETURN COSTS

In connection with the Company’s plan to fly only regional jets under fixed fee code-share agreements and market conditions for turboprop aircraft in the air transportation industry, impairment losses of $6,400 in 2002 and $2,931 in 2003 were recorded to reduce the carrying values of Saab 340 aircraft and related spare parts and supplies to estimated fair values. Estimated fair value of Saab 340 aircraft are based on quotations from aircraft dealers, less selling costs. Net realizable value of spare parts and supplies is based on quotations from aircraft parts manufacturers and dealers. In 2004, the Company recorded additional impairment losses of $416 on Saab 340 aircraft and related spare parts and supplies and $1,255 for intangible assets related to routes discontinued by US Airways.

Pursuant to the aircraft lease agreements, the Company is required to return Saab 340 aircraft to the lessor in specified conditions. Based upon flight schedules and maintenance costs, return costs were estimated and accrued. Each year the Company decreases the accrual for actual costs incurred and adjusts the accrual for its revised estimate of expected return costs.

The following table reflects impairment costs and accrued aircraft return costs for the year ended December 31, 2002, 2003 and 2004.

Description of Charge	Reserve at Jan. 1, 2002	2002 Provision Charged to Expense	2002 Payments	Reserve at Dec. 31, 2002	2003 Provision (Adjustment) Charged to Expense	2003 Payments	Reserve at Dec. 31, 2003	Provision (Adjustment) Charged to Expense	2004 Payments	Reserve at Dec. 31, 2004
Aircraft return costs:
Costs to return aircraft	$6,032	$796	$(1,122)	$5,706	$(175)	$(278	$5,253	$(230)	$(424)	$4,599

Impairment loss		6,400			2,931			1,671

Total	$6,032	$7,196	$(1,122)	$5,706	$2,756	$(278)	$5,253	$1,441	$(424)	$4,599

16. VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Year	Additions Charged to Expense	Deductions	Balance at End of Year
Allowance for doubtful accounts receivables:
December 31, 2004	$819	$3,385(1)	$(335)(3)	$3,869
December 31, 2003	2,231	637	(2,049)(2)(3)	819
December 31, 2002	415	1,816(2)		2,231

(1)	In 2004, the Company recorded an allowance for doubtful accounts of $3,200 because of US Airways’ bankruptcy.

(2)	In 2002, the Company recorded an allowance for doubtful accounts of $1,504 because of US Airways' bankruptcy. The Company wrote off the receivable in 2003.

(3)	Uncollectible accounts written off net of recoveries.

17. SUBSEQUENT EVENTS

  In January 2005, the Company entered into a fixed-fee code-share agreement with Delta to operate 16 ERJ-170 aircraft through January 2019.

         On February 1, 2005, the Company completed an offering of 6.9 million shares of its common stock, including the underwriters overallotment. The net proceeds of this offering were $80.8 million.

        On March 15, 2005, the Company and Wexford Capital LLC, entered into an investment agreement with US Airways Group, Inc. The agreement includes provisions for the affirmation of an amended Chautauqua code-share agreement, a potential new jet service agreement with the Company for the operation of ERJ-170 and ERJ-190 aircraft, a conditional $125 million dollar equity commitment and up to $110 million in asset related financing. The agreement may be terminated by the Company and Wexford Capital LLC or by US Airways Group, Inc. if the closing on the issuance, sale and purchase of the new common stock of US Airways Group, Inc. is not completed by December 31, 2005.

On June 22, 2005, the Company amended its code-share agreements with United increasing the ERJ-170 fleet by 5 aircraft and removing 2 ERJ-145 aircraft from service.

On June 23, 2005, the Company received notification from US Airways Group that it will not be requested to make the $125 million equity investment but US Airways will exercise its right to receive $110 million in asset related financing. As a result of this transaction the company will purchase 10 aircraft and assume the related debt and leases of 18 ERJ-170 aircraft and operate them as US Airways Express.

SUPPLEMENTAL COMBINED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING STATISTICS

The following selected financial data and operating statistics should be read in conjunction with “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”, and the supplemental combined consolidated financial statements and related notes.

	Years Ended December 31,
	2004	2003	2002	2001 (12)	2000 (12)
	(in thousands, except share, per share and airline operating data)

Statement of Operations Data:

Total operating revenues	$589,885	$465,503	$352,024	$238,644	$147,477

Operating expenses:
Wages and benefits	112,305	86,949	63,572	45,107	30,782
Aircraft fuel	120,634	81,759	62,226	39,042	22,192
Passenger fees and commissions	2,939	6,254	7,925	11,065	12,883
Landing fees	21,831	17,695	12,369	7,091	3,753
Aircraft and engine rent	74,167	67,004	64,929	46,160	22,903
Maintenance and repair	70,290	53,475	43,441	34,069	19,667
Insurance and taxes	13,037	12,911	16,319	5,710	2,822
Depreciation and amortization	34,412	23,873	12,032	7,783	4,110
Impairment loss and accrued aircraft return costs(1)(2)	1,441	2,756	7,196	8,100	—
Other	47,484	30,116	32,444	19,070	21,143

Total operating expenses	498,540	382,792	322,453	223,197	140,255

Operating income	91,345	82,712	29,571	15,447	7,222
Other income (expense):
Interest expense	(28,464)	(22,789)	(12,868)	(6,227)	(3,550)
Other income	518	195	526	1,607	1,792

Total other income (expense)	(27,946)	(22,594)	(12,342)	(4,620)	(1,758)

Income before income taxes	63,399	60,117	17,229	10,827	5,464
Income tax expense	24,547	23,979	9,540	4,760	2,942

Net income	38,852	36,138	7,689	6,067	2,522
Preferred stock dividends(3)		(170)	(413)	(418)	(255)

Net income available for common stockholders	$38,852	$35,968	$7,276	$5,649	$2,267

Net income available for common stockholders per share(4):
Basic	$1.66	$1.80	$0.36	$0.28	$0.11

Diluted	$1.62	$1.73	$0.35	$0.27	$0.11

Weighted average common shares outstanding(4):
Basic	23,349,613	20,000,000	20,000,000	20,000,000	20,000,000
Diluted	23,906,762	20,841,415	20,832,750	20,689,886	20,000,000
Other Financial Data:
Net cash from:
Operating activities	$116,827	$91,627	$42,710	$22,956	$6,710
Investing activities	$(102,424)	$(30,683)	$(34,552)	$(12,690)	$(10,812)
Financing activities	$9,282	$(45,093)	$(4,747)	$(7,383)	$3,975
Airline Operating Data:
Passengers carried	6,842,407	5,120,987	3,758,748	2,240,822	1,280,884
Revenue passenger miles(5)	3,062,940,174	2,319,261,441	1,523,201,642	880,569,802	463,050,021
Available seat miles(6)	4,618,042,586	3,665,876,102	2,535,087,476	1,649,171,823	869,629,172
Passenger load factor(7)	66.3%	63.3%	60.1%	53.4)	53.2%
Revenue per available seat mile(8)	$0.128	$0.127	$0.139	$0.145	$0.170
Cost per available seat mile(9)	$0.114	$0.111	$0.132	$0.139	$0.165
EBITDA(10)	$126,275	$106,779	$42,129	$24,837	$13,124
Average passenger trip length (miles)	448	453	405	393	362
Number of aircraft in service (end of period):
Embraer Regional Jets:
Owned	62	38	18	7	—
Leased	49	45	41	38	18
Saab Turboprops(11):
Owned	4	0	0	2	2
Leased	13	21	21	23	24
Jetstream 31 (Leased)	—	—	—	—	15

Total aircraft	128	104	80	70	59

	As of December 31,
	2004	2003	2002	2001 (12)	2000 (12)
	(in thousands)

Balance Sheet Data:
Cash and cash equivalents	$46,220	$22,535	$6,684	$3,272	$389
Aircraft and other equipment, net	984,512	549,009	301,905	133,810	25,529
Total assets	1,171,820	669,783	401,260	204,802	72,601
Long-term debt, including current maturities	850,869	486,146	284,067	131,350	32,885
Redeemable preferred stock of subsidiary at redemption value	—	—	5,160	4,747	4,329
Total stockholders' equity	174,650	72,405	31,270	9,792	4,053

(1) We recorded impairment losses and accrued aircraft return cost of $8.1, $7.2, $2.8, and $1.4 million in 2001, 2002, 2003 and 2004 respectively. As of December 31, 2004, we maintained a reserve of $4.6 million with respect to such losses which we believe is adequate to cover our expected costs. These calculations are further described in Management's Discussion and Analysis of Financial Condition and Results of Operations.

(2 Preferred stock dividends represent dividends on 16.295828 shares of Series A redeemable preferred stock at a par value of $.01 per share issued by Chautauqua to an affiliate of our majority stockholder. The preferred stockholder is entitled to receive cumulative dividends equal to 10% per annum of the stated value of the preferred stock. The preferred stock, including accrued and unpaid dividends, was purchased and retired during 2003.

(3) On June 4, 2002, our board of directors declared a 200,000:1 stock split. All per share amounts, number of shares and options outstanding in the consolidated financial statements have been adjusted for the stock split.

(4) Revenue passengers multiplied by miles flown.

(5) Passenger seats available multiplied by miles flown.

(6) Revenue passenger miles divided by available seat miles.

(7) Total airline operating revenues divided by available seat miles.

(8) Total operating and interest expenses divided by available seat miles. Total operating and interest expenses is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to total operating expenses. Cost per available seat mile utilizing this measurement is included as it is a measurement recognized by the investing public.

(9) EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to net income (loss) or operating income (loss) as indicators of our financial performance or to cash flow as a measure of liquidity. In addition, our calculations may not be comparable to other similarly titled measures of other companies. EBITDA is included as a supplemental disclosure because it may provide useful information regarding our ability to service debt and lease payments and to fund capital expenditures. Our ability to service debt and lease payments and to fund capital expenditures in the future, however, may be affected by other operating or legal requirements or uncertainties. Currently, aircraft and engine ownership costs, which include aircraft and engine rent, depreciation, and interest expense, are our most significant cash expenditure. In addition, EBITDA is a well recognized performance measurement in the regional airline industry and, consequently, we have provided this information.

The following represents a reconciliation of EBITDA to net cash from operating activities for the periods indicated (dollars in thousands):

	Years Ended December 31,
	2004	2003	2002	2001	2000

EBITDA	$126,275	$106,779	$42,129	$24,837	$13,124
Interest expense	(28,464)	(22,789)	(12,868)	(6,227)	(3,550)
Debt issue and other amortization	1,928	1,968	339
Warrant amortization	800	359	9
(Gain) loss on aircraft and other equipment disposals	1,151	1,079	193	(460)	(31)
Impairment loss and accrued aircraft return costs	1,441	2,756	7,196	8,100
Amortization of deferred credits	(1,285)	(1,249)	(1,132)	(889)	(278)
Unrealized loss on fuel swaps				202	(841)
Stock compensation expense	214	214	214	90
Current income tax expense (benefit)	(520)	(237)	4,485	(6,659)	(776)
Changes in certain assets and liabilities:
Receivables	10,480	(7,124)	(481)	896	(884)
Inventories	(2,683)	(2)	715	579	(1,597)
Prepaid expenses and other current assets	(1,022)	1,057	(1,116)	(368)	(373)
Accounts payable	1,963	(4,405)	4,209	1,490	2,512
Accrued liabilities	11,370	14,937	1,805	10,826	7,164
Other assets	(4,821)	(1,716)	(2,987)	(9,461)	(7,760)

Net cash from operating activities	$116,827	$91,627	$42,710	$22,956	$6,710

       (10) Excludes two Saab 340 aircraft held for sale at December 31, 2002 and 2003 and one as of December 31, 2004.

(11) Amounts for 2001 and 2000 have not been restated to include Shuttle America because the activities were not commonly controlled by Wexford Capital LLC until December 7, 2001 and the operating activity of Shuttle America from December 7, 2001 through December 31, 2001 was not significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a holding company that operates Chautauqua Airlines, Inc., Republic Airline Inc. and Shuttle America Corporation, a regional airlines offering scheduled passenger service on approximately 770 flights daily to 78 cities in 32 states, and the Bahamas pursuant to code-share agreements with American, US Airways, Delta and United. Currently, all of our flights are operated as US Airways Express, AmericanConnection, Delta Connection or United Express, providing US Airways, American, Delta and United with portions of their regional service, including service out of their hubs and focus cities in Boston, Chicago, Fort Lauderdale, Indianapolis, New York, Orlando, Philadelphia, Pittsburgh, Washington, D.C. and St. Louis. We have established Chautauqua to operate regional jets having 50 or fewer seats; Shuttle America to operate regional jets having 70 seats; and Republic Airline to operate regional jets having 70 or more seats. In February 2004, we entered into a code-share agreement with United Air Lines, Inc. pursuant to which we are required to place into service for United by June 2005, subject to delivery of aircraft from the manufacturer, 23 70-seat regional jets. These jets will fly, as United Express flights, the routes that United designates. On May 6, 2005, we acquired Shuttle America Corporation from an affiliate of our majority stockholder.  The acquisition of Shuttle America provides us with increased flexibility to operate 70-seat and larger aircraft. We began to transition the United Express ERJ-170 flights currently being operated by Chautauqua to Shuttle America beginning in June 2005. We expect Republic Airline to receive its certification on or before the end of September 2005, after which we expect Republic Airline and Shuttle America to fly ERJ-170s for United. In January 2005, we entered into a code-share agreement with Delta whereby we will operate 16 ERJ-170s. From 2000 to 2004, our ASMs have grown at a compounded annual growth rate of 51.8%. As of December 31, 2004, our 128 aircraft fleet consisted of 111 Embraer regional jets, 100 of which range in capacity from 37 to 50 seats , 11 70-seat regional jets and 17 30-seat turboprops operated by Shuttle America.

We have long-term, fixed-fee code-share agreements with each of our partners that are subject to our maintaining specified performance levels. Pursuant to these fixed-fee agreements, which provide for minimum aircraft utilization at fixed rates, we are authorized to use our partners' two-letter flight designation codes to identify our flights and fares in our partners' computer reservation systems, to paint our aircraft in the style of our partners, to use their service marks and to market ourselves as a carrier for our partners. In addition, in connection with a marketing agreement among Delta, Continental Airlines and Northwest Airlines, certain of the routes that we fly using Delta's flight designator code are also flown under Continental's or Northwest's designator codes. We believe that fixed-fee agreements reduce our exposure to fluctuations in fuel prices, fare competition and passenger volumes. Our development of relationships with multiple major airlines has enabled us to reduce our dependence on any single airline and allocate our overhead more efficiently, allowing us to reduce the cost of our services to our major airline partners.

For the years ended December 31, 2004 and 2003, respectively, US Airways accounted for 42% and 46% of our passenger revenues, Delta accounted for 31% and 26% of our passenger revenues, American accounted for 16% and 21% of our passenger revenues, United accounted for 11% and 0% of our passenger revenues and America West accounted for 0% and 7% of our passenger revenues. In February 2003, we and America West mutually agreed to terminate our code-share agreement and we concurrently agreed with Delta to allocate the aircraft previously designated for America West to Delta. In December 2005, Shuttle America’s turboprop code-share with United agreement will expire.

We have a long operating history as a regional airline, having operated as a code-share partner of US Airways or its predecessors for more than 30 years. We became a TWA code-share partner in April 2000, which became a code-share relationship with American following its acquisition of TWA, an America West code-share partner in August 2001 until June 2003, a Delta code-share partner in June 2002 and a United code-share partner in February 2004. We have worked proactively with our code-share partners to adapt to the new airline environment by renegotiating our code-share agreements. For example, in October 2003, in exchange for agreeing to extend the date of their early termination right, we granted American certain economic concessions in the form of a monthly rebate. In December 2004, in exchange for, among other things, Delta extending the term of its code-share agreement and canceling previously issued warrants to purchase 2,025,000 shares of our common stock, we agreed to reduce our compensation level on the ERJ-145 fleet by 3% for the remainder of the term of the agreement.

Code-Share Agreements

On September 12, 2004, US Airways, which represented 42% of our revenue for the year ended December 31, 2004, filed a petition for Chapter 11 bankruptcy protection. Unpaid amounts related to pre-petition claims were approximately $3.2 million, which are fully reserved at December 31, 2004. We have been paid for all amounts due post-petition in accordance with our code-share agreement. In March 2005, the assumption of the US Airways code-share agreement was approved by the bankruptcy court. United, which represented 11% of our revenue for the year ended December 31, 2004, is attempting to reorganize its business under Chapter 11 of the bankruptcy code. Our code-share agreements with United are also approved by the bankruptcy court.

We continue to operate normal flight schedules for US Airways and United; however, contingency plans have been developed to address potential outcomes of the US Airways and United bankruptcy proceedings.

Delta, which represented 31% of our revenue for the year ended December 31, 2004, has recently reported operating losses and has announced that if it fails to achieve a competitive cost structure it will need to restructure through bankruptcy. In December 2004, in exchange for, among other things, Delta extending the term of its code-share agreement and canceling previously issued warrants to purchase 2,025,000 shares of our common stock, we agreed to reduce our compensation level on the ERJ-145 fleet by 3% through May 2016.

Termination of any of our regional jet code-share agreements could have a material adverse effect on our financial position, results of operations and cash flows.

Fleet Transition and Growth

The following table sets forth the number and type of aircraft in service and operated by us at the dates indicated:

	December 31,
	2002			2003			2004
	Total	Owned	Leased	Total	Owned	Leased	Total	Owned	Leased

Regional Jets:
Embraer ERJ-145 LR	42	5	37	53	12	41	68	25	43
Embraer ERJ-140 LR	15	11	4	15	11	4	15	11	4
Embraer ERJ-135 LR	2	2	—	15	15	—	17	15	2(1)
Embraer ERJ-170 LR							11	11	—
Turboprops:
Saab 340 (2)	21	—	21	21	—	21	17	4	13

Total	80	18	62	104	38	66	128	66	62

___________

(1) We use these aircraft as spares and for charters. They are not assigned to any of our code-share partners.

(2) Excludes two Saab 340 aircraft held for sale at December 31, 2002 and 2003 and one at December 31, 2004.

We recorded impairment losses and accrued aircraft return cost of $7.2, $2.8 million and $1.4 million in 2002 and 2003 and 2004, respectively. As of December 31, 2004, we maintained a reserve of $4.6 million with respect to such losses, which we believe is adequate to cover our exposure for expected costs. The impairment losses reduced the carrying value of the owned Saab 340 aircraft to be disposed of to the estimated fair value less costs to sell. The impairment losses were based on the estimated fair values obtained from aircraft dealers, less selling costs. The accrued aircraft return costs represent the Company's overhaul and return costs in order to meet required return conditions.

    During 1999, we began operating Embraer regional jets on behalf of US Airways under a fixed-fee arrangement. There were 26, 34 and 35 Embraer aircraft operating on behalf of US Airways under this agreement at December 31, 2002, 2003 and 2004, respectively. During 2000, we began operating Saab 340 turboprops and Embraer regional jets on behalf of TWA under a fixed-fee arrangement; TWA was subsequently acquired by American. There were 15 Embraer regional jets operating under the agreement with American at December 31, 2002, 2003 and 2004. At December 31, 2002, 2003 and 2004, respectively, we had six, 34 and 39 aircraft in operation under the agreement with Delta. We began flying Embraer regional jets and Saab turboprops for United in June 2004 and at December 31, 2004, we had 30 aircraft in operation under the agreement with United. During 2002, 90.8% of our ASMs and 86.5% of our passenger revenues were generated under fixed-fee agreements. During 2003, 94.5% of our ASMs and 90.3% of our passenger revenues were generated under fixed-fee agreements. During 2004, 97.6% of our ASMs and 95.7% of our passenger revenues were generated under fixed-fee agreements. The shift to fixed-fee flying has reduced our exposure to fluctuations in fuel prices, fare competition and passenger volumes. As of December 31, 2004, we operated 111 Embraer regional jets and 17 Saab turboprops for four code-share partners.

Revenue

Under our fixed-fee arrangements with American, Delta, US Airways and United for regional jets, we receive a fixed-fee, as well as reimbursement of specified costs with additional possible incentives from our partners for superior performance. Under our previous pro-rate revenue sharing agreement with US Airways for turboprop aircraft, we received a negotiated portion of ticket revenue. As of December 31, 2002, 2003 and 2004 approximately 86.5%, 90.3% and 95.7%, respectively, of our passenger revenue was earned under our fixed-fee arrangements. Because all of our passenger revenue is now derived from these fixed-fee arrangements, the number of aircraft we operate, as opposed to the number of passengers that we carry, will have the largest impact on our revenues.

Operating Expenses

A brief description of the items included in our operating expenses line items follows.

Wages and Benefits

This expense includes not only wages and salaries, but also expenses associated with various employee benefit plans, employee incentives and payroll taxes. These expenses will fluctuate based primarily on our level of operations and changes in wage rates for contract and non-contract employees.

Aircraft Fuel

Fuel expense includes the cost of aircraft fuel, including fuel taxes and into-plane fees. Under the fixed-fee agreements with American and Delta, the fixed-fee includes an assumed fuel price per gallon. Any difference between the actual cost and assumed cost included in the fixed fees is paid to or reimbursed by American and Delta. Under the fixed-fee agreement with US Airways we are reimbursed and under the fixed-fee agreements with United, we will be reimbursed the actual cost of fuel.

Passenger Fees and Commissions

This expense includes the costs of travel agent commissions, computer reservation system fees and certain fees paid to US Airways for aircraft ground and passenger handling and use of the US Airways aircraft facilities and services with respect to turboprop pro-rate revenue sharing flights performed on behalf of US Airways. These expenses are not borne by us under any of the fixed-fee agreements.

Landing Fees

This expense consists of fees charged by airports for each aircraft landing. Under our fixed-fee agreement with American, the fixed fee includes an assumed rate per aircraft landing. Any difference between the actual cost and assumed cost included in the fixed fees is paid to or reimbursed by American. Under the fixed-fee agreements with US Airways, Delta and United, we are reimbursed for the actual cost of landing fees.

Aircraft and Engine Rent

This expense consists of the costs of leasing aircraft and spare engines. The leased aircraft and spare engines are operated under long-term operating leases with third parties. The lease payments associated with future aircraft deliveries are subject to market conditions for interest rates and contractual price increases for the aircraft. Aircraft rent is reduced by the amortization of integration funding credits received from the aircraft manufacturer for parts and training. The credits are amortized on a straight-line basis over the term of the respective lease of the aircraft. Under our fixed-fee agreements with US Airways, American, Delta and United, we are reimbursed for our actual costs or at agreed upon rates that, in certain instances, are subject to a cap.

Maintenance and Repair

Maintenance and repair expenses include all parts, materials, tooling and spares required to maintain our aircraft. We have entered into long-term maintenance "power-by-the-hour" service contracts with third-party maintenance providers under which we are charged fixed rates for each flight hour accumulated by our engines and some of the major airframe components. The effect of such contracts is to reduce the volatility of aircraft maintenance expense over the term of the contract.

Insurance and Taxes

This expense includes the costs of passenger liability insurance, aircraft hull insurance and all other insurance policies, other than employee welfare insurance. Additionally, this expense includes personal and real property taxes, including aircraft property taxes. Under our current fixed-fee agreements, we are reimbursed for the actual costs of passenger liability insurance, war risk insurance, aircraft hull insurance and property taxes, subject to certain restrictions. Under our United fixed-fee agreements, we are reimbursed for the actual costs of such items other than aircraft hull insurance, which will be reimbursed at agreed upon rates.

Depreciation and Amortization

This expense includes the depreciation of all fixed assets, including aircraft that we own. Additionally, goodwill, which was incurred in connection with Republic Airways' acquisition of Chautauqua in 1998, was amortized over a 20-year period. Beginning January 1, 2002, we no longer amortize this goodwill, which aggregated $807,000 annually, but are required to evaluate it on an annual basis to determine whether there is an impairment of the goodwill. If we determine the goodwill is impaired, we are required to write-off the amount of goodwill that is impaired. As of December 31, 2004, goodwill was $13,335,000.

Other

This expense includes the costs of crew training, crew travel, airport, passenger and ground handling related expenses, all other lease expense, professional fees and all other administrative, facilities and operational overhead expenses not included in other line items above.

Income Tax

Income tax expense is computed by applying estimated effective income tax rates to income before income taxes. Income tax expense varies from the statutory federal income tax rate due primarily to state taxes and non-deductible meals and entertainment expense, and, in 2002, discharge of indebtness income.

Deferred Warrant Charge

Pursuant to our code-share agreements with Delta, we have issued Delta the following warrants:

Issued	Number of Shares	Exercise Price	Vesting	Exercise Period

June 2002	825,000(1)	$12.50(2)	Fully Vested	Through June 2012
June 2004	825,000(1)	12.35(2)	Fully Vested	Through May 2014
February 2003	396,000(1)	13.00	Fully Vested	Through February 2013
October 2003	165,000(1)	12.35	Fully Vested	Through October 2013
March 2004	264,000(1)	12.35	Fully Vested	Through March 2014
December 2004	960,000(3)	11.60	Fully Vested	Through December 2014

___________

(1) These amounts reflect the surrender of 45% of the warrants originally issued by us to Delta in December 2004. The deferred warrant charge as of December 31, 2004 was approximately $3.8 million. In 2005 and thereafter, deferred warrant charges, excluding charges with respect to the warrants issued in December 2004, will be amortized over the term of the Delta code-share agreement, as amended, resulting in an annual non-cash charge of approximately $334,000.

(2) The exercise price is subject to downward adjustment, if we issue additional shares of our common stock in certain instances.

(3) The deferred warrant charge for warrants issued in December 2004 is approximately $3.6 million. Amortization will begin as the ERJ-170 regional jets are placed into service and will result in amortization of approximately $97,000 in 2005 and approximately $380,000 each year thereafter.

Certain Statistical Information

	Years Ended December 31,
	Operating Expenses per ASM in cents
	2004	2003	2002

Wages and benefits	2.43	2.37	2.51
Aircraft fuel	2.61	2.23	2.45
Passenger fees and commissions	0.06	0.17	0.31
Landing fees	0.47	0.48	0.49
Aircraft and engine rent	1.61	1.83	2.56
Maintenance and repair	1.52	1.46	1.71
Insurance and taxes	0.28	0.35	0.64
Depreciation and amortization	0.75	0.65	0.47
Impairment loss and accrued aircraft return costs (1)	0.03	0.08	0.28
Other	1.03	0.82	1.28

Total operating expenses	10.79	10.44	12.70

Plus interest expense	0.62	0.62	0.51

Total operating and interest expenses	11.41	11.06	13.21

(1)  We recorded impairment losses and accrued aircraft return cost of $7.2, $2.8, and $1.4 million in 2002, 2003 and 2004 respectively. As of December 31, 2004, we maintained a reserve of $4.6 million with respect to such losses which we believe is adequate to cover our expected costs.

	Years Ended December 31,
	2004	Increase/ (Decrease) 2004-2003	2003	Increase/ (Decrease) 2003-2002	2002

Revenue passengers	6,842,407	33.6%	5,120,987	36.2%	3,758,748
Revenue passenger miles (1)	3,062,940,174	32.1%	2,319,261,441	52.3%	1,523,201,642
Available seat miles (2)	4,618,042,586	26.0%	3,665,876,102	44.6%	2,535,087,476
Passenger load factor (3)	66.3%	3.0pp	63.3%	3.2pp	60.1%
Cost per available seat mile (4)	11.33¢	0.8%	11.24¢	(14.5%)	13.17¢
Average price per gallon of fuel (5)	95.45¢	13.0%	84.45¢	(7.7%)	91.48¢
Fuel gallons consumed	126,344,270	30.4%	96,863,325	42.5%	67,991,980
Block hours (6)	374,749	27.05%	295,021	35.6%	217,538
Average length of aircraft flight (miles)	440	(0.5%)	442	10.2%	401
Average daily utilization of each aircraft (hours) (7)	10:16	5.1%	9:46	2.6%	9:31
Aircraft in service at end of period	128	20.8%	106	27.7%	83
___________

(1) Revenue passenger miles are the number of scheduled miles flown by revenue passengers.

(2) Available seat miles are the number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(3) Revenue passenger miles divided by available seat miles.

(4) Total operating and interest expenses divided by available seat miles.

(5) Cost of aircraft fuel, including fuel taxes and into-plane fees.

(6) Hours from takeoff to landing, including taxi time.

(7) Average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival).

Effects of September 11, 2001

Following the terrorist attacks of September 11, 2001, the FAA immediately suspended the entire air travel system in the United States. This suspension lasted until September 13, 2001, when limited flights were allowed.

Ronald Reagan Washington National Airport in Washington, D.C., referred to as DCA, was closed until October 4, 2001. Because of US Airways' position as the dominant carrier at DCA, US Airways has suffered a more severe economic impact than other carriers without such a concentration of flights in and out of DCA.

Subsequent to September 11, 2001, the airline industry experienced an immediate and significant decline in traffic, particularly business traffic (which has a higher yield than leisure traffic). All of our code-share partners experienced significant declines. Under our fixed-fee contracts, however, we continued to be reimbursed for our expenses. The impact on our short haul, turboprop operations was devastating. Due to heightened airport security, it became more convenient for passengers to drive to a hub rather than wait long periods for short flights. Revenues associated with our "at-risk" prorate business suffered declines greater than 50% of normal revenues. Given that the profitability of our turboprop operation was marginal prior to September 11, 2001, we subsequently determined that the operations were unsustainable. Accordingly, we elected to ground over half of our turboprop fleet and upgrade our fleet from Saab 340 turboprops to Embraer regional jet operations.

In addition to greatly curtailing our turboprop operation for US Airways, to stem our losses after these attacks, we took the following steps:

• reduced staffing levels by 20%, consisting of 204 pilots, flight attendants and customer service agents, and 71 other personnel;

• instituted a hiring freeze;

• froze pay for salaried employees; and

• deferred aircraft deliveries.

On September 22, 2001, the President signed into law the Stabilization Act. Among other things, the Stabilization Act:

• provided $5 billion in payments to compensate U.S. passenger and cargo airlines for losses incurred by the airline industry from September 11, 2001 through December 31, 2001 as a result of the September 11 terrorist attacks;

• subject to certain conditions and fees, authorized the issuance of up to $10 billion in federal loan guarantees to airlines for which credit is not reasonably available;

• sought to ensure the continuity of air service to communities, including government subsidized essential air service to small communities;

• reimbursed airlines for certain increased costs of aviation insurance;

• extended the due date for payments on certain taxes by airlines;

• limited the liability of airlines relating to the September 11 attacks; and

• established a federal compensation fund for the victims of the September 11 terrorist attacks.

Under the Stabilization Act, each airline was entitled to receive the lesser of (a) its direct and incremental pre-tax losses for the period of September 11, 2001 to December 31, 2001 or (b) its available seat mile share of the $5 billion compensation ($4.5 billion for passenger airlines) available under the Stabilization Act. We have received $9.7 million in compensation under the Stabilization Act. Our losses as a direct result of the September 11, 2001, terrorist attacks exceeded the amount of compensation we received under the Stabilization Act.

Results of Operations

2004 Compared to 2003

Operating revenue in 2004 increased by 26.7%, or $124.4 million, to $589.9 million compared to $465.5 million in 2003. The increase was due to the 28 additional regional jets added to revenue service in 2004. Twenty regional jets were added for United, including 11 Embraer 170 regional jets, five were added for Delta, one was added for US Airways and two were added for spares and charters and are not currently assigned to any of our code-share partners. In February 2003, we and America West mutually agreed to terminate our code-share agreement and we concurrently allocated the aircraft previously designated for America West to Delta. The transition of these aircraft was completed during the second quarter of 2003. We recorded a breakage fee of $6.0 million from America West in the second quarter of 2003 as a result of this transaction.

Total operating expenses increased by 30.2%, or $115.7 million, to $498.5 million in 2004 compared to $382.8 million in 2003 due to the increase in flight operations. Total operating and interest expenses increased by 29.9%, or $121.4 million, to $527.0 million for 2004 compared to $405.6 million during 2003. The unit cost on total operating and interest expenses, excluding fuel charges, remained unchanged at 8.8¢ per available seat mile in 2004 compared to 2003. Factors relating to the change in operating expenses are discussed below.

Wages and benefits increased by 29.2%, or $25.4 million, to $112.3 million for 2004 compared to $86.9 million for 2003 due to a 24.5% increase in full time equivalent employees to support the increased regional jet operations and an increase in the costs of providing employee benefits. The cost per available seat mile remained unchanged at 2.4¢.

Aircraft fuel expense increased 47.5%, or $38.9 million, to $120.6 million for 2004 compared to $81.8 million for 2003 due to a 30.4% increase in fuel consumption and a 13.1% increase in average fuel prices. The average price per gallon was 95¢ in 2004 and 84¢ in 2003. The fixed-fee agreements with US Airways and United provide for a direct reimbursement of fuel costs for regional jet operations. The fixed-fee agreements with American and Delta protect us from future fluctuations in fuel prices, as any difference between the actual cost and assumed cost included in the fixed fees is paid to or reimbursed by American and Delta. The unit cost increased to 2.6¢ in 2004 compared to 2.2¢ in 2003 due to the increase in average fuel prices.

Passenger fees and commissions decreased by 53.0%, or $3.3 million, to $2.9 million for 2004 compared to $6.3 million for 2003 due to the phase out and elimination of pro-rate operations by September 2004. There are no passenger fees and commissions on any of the fixed-fee operations, including the turboprops operated for United. The unit cost decreased to 0.1¢ in 2004 compared to 0.2¢ in 2003.

Landing fees increased by 23.4%, or $4.1 million, to $21.8 million in 2004 compared to $17.7 million in 2003. The increase is due to a 24.6% increase in departures. Our fixed-fee agreements with US Airways, United and Delta provide for a direct reimbursement of landing fees. Any difference between the actual cost and assumed cost included in the fixed-fees paid by American is paid to or reimbursed by American. The unit cost remained unchanged at 0.5¢.

Aircraft and engine rent increased by 10.7%, or $7.1 million, to $74.2 million in 2004 compared to $67.0 million in 2003 due to the addition of four leased regional jets in 2004 and the full year effect of four regional jets leased in 2003. This increase was partially offset by the termination of eight leased Saab 340 turboprops. The unit cost decrease of 14.8% to 1.6¢ for 2004 compared to 1.8¢ for 2003 is attributable to the increase in capacity from the regional jet operations and because we lease financed only four of the 28 aircraft added to the regional jet fleet in 2004.

Maintenance and repair expenses increased by 31.4%, or $16.8 million, to $70.3 million in 2004 compared to $53.5 million for 2003 due the increase in flying of the regional jets, an increase in the number of heavy airframe inspections, increase in regional jet aircraft not covered under the manufacturer’s warranty. The unit cost remained unchanged at 1.5¢.

Insurance and taxes increased 1.0%, or $0.1 million, to $13.0 million in 2004 compared to $12.9 million in 2003. The increase in operations and an increase in aircraft property taxes were mostly offset by a decline in insurance rates during 2004. The unit cost decreased to 0.3¢ in 2004 compared to 0.4¢ in 2003 due to the decline in insurance rates.

Depreciation and amortization increased 44.1%, or $10.5 million, to $34.4 million in 2004 compared to $23.9 million in 2003 due to depreciation on 24 regional jet aircraft purchased in 2004, including 11 Embraer 170 regional jets. The cost per available seat mile remained unchanged at 0.7¢

Impairment loss and accrued aircraft return costs decreased 47.7%, or $1.3 million to $1.4 million in 2004 compared to $2.8 million in 2003. In 2004, this charge consisted of a reduction of $0.2 million to reflect the estimated liability for Saab 340 aircraft lease return costs, $1.3 million to reflect the write off of route development costs on markets that were abandoned and $0.2 million due to the retirement of one owned Saab 340 aircraft. In 2003 this charge consisted of $2.1 million to reflect deterioration of the market value for Saab turboprop aircraft and related spare parts and a reduction of $0.3 million to reflect the estimated liability for Saab 340 aircraft lease return costs.

Other expenses increased 57.8%, or $17.4 million, to $47.5 million in 2004 from $30.1 million in 2003, due to an increase in bad debt reserves (primarily attributable to obligations owed to us by US Airways), increased pilot training costs, and higher crew-related and administrative expenses to support the growing regional jet operations. The unit cost increased to 1.0¢ in 2004 compared to 0.8¢ in 2003.

Interest expense increased 24.9% or $5.7 million, to $28.5 million in 2004 from $22.8 million in 2003 primarily due to interest on debt related to the purchase of additional aircraft since the beginning of 2003. The weighted average interest rate was unchanged at 5.2%. The unit cost remained unchanged at 0.6¢.

We incurred income tax expense of $24.5 million during 2004, compared to $24.0 million in 2003. The effective tax rates for 2004 and 2003 were 38.7% and 39.9%, respectively, which were higher than the statutory rate due to state income taxes and non-deductible meals and entertainment expense, primarily for our flight crews.

2003 Compared to 2002

Operating revenue in 2003 increased by 32.2%, or $113.5 million, to $465.5 million in 2003 compared to $352.0 million in 2002. The increase was due to the additional regional jets added to the fixed-fee flying. Twenty-four additional Embraer regional jets were added to the fleet since December 31, 2002. Sixteen regional jets were added for Delta and eight regional jets were added for US Airways. In February 2003, we and America West mutually agreed to terminate our code-share agreement and we concurrently allocated the aircraft previously designated for America West to Delta. The transition of these aircraft was completed during the second quarter of 2003. We recorded a breakage fee of $6.0 million from America West as a result of this transaction.

Total operating expenses increased by 18.7%, or $60.3 million, to $382.8 million for 2003 compared to $322.5 million during 2002 due to the increase in flight operations. Total operating and interest expenses increased by $70.3 million, or 21.0%. The unit cost on total operating and interest expenses, excluding fuel charges, decreased to 8.8¢ for 2003 compared to 10.8¢ for 2002 due primarily to the increase in capacity (as measured by ASMs) associated with the additional Embraer regional jets. Factors relating to the change in operating expenses are discussed below.

Wages and benefits increased by 36.8%, or $23.4 million, to $86.9 million for 2003 compared to $63.6 million for 2002 due to a 22.1% increase in full time equivalent employees to support the increased regional jet operations and an increase in the costs of providing employee benefit plans. Wages and benefits cost per available seat mile decreased to 2.4¢ in 2003 compared to 2.5¢ in 2002.

Aircraft fuel expense increased 31.4%, or $19.5 million, to $81.8 million for 2003 compared to $62.2 million for 2002 due to a 42.5% increase in fuel consumption, offset by a 7.8% decline in fuel pricing. The average price per gallon was 84¢ in 2003 and 92¢ in 2002. The fixed-fee agreement with US Airways provides for a direct reimbursement of fuel costs for Embraer regional jet operations. The fixed-fee agreements with American and Delta protect us from future fluctuations in fuel prices, as any difference between the actual cost and assumed cost included in the fixed fees is paid to or reimbursed by American and Delta. The unit cost decreased to 2.2¢ in 2003 compared to 2.5¢ in 2002 due to the decrease in the average fuel price.

Passenger fees and commissions decreased by 21.1%, or $2.0 million, to $6.3 million for 2003 compared to $7.9 million for 2002 due to the phase out and elimination of pro-rate operations by September 2004. There are no passenger fees and commissions on any of the fixed-fee operations. The unit cost decreased to 0.2¢ in 2003 compared to 0.3¢ in 2002.

  Landing fees increased by 43.1%, or $5.3 million, to $17.7 million in 2003 compared to $12.4 million in 2002. The increase is due to the increase in flying and an increase in the average landing fee rate charged by airports. The unit cost remained unchanged at 0.5¢. Our fixed-fee agreements with US Airways and Delta provide for a direct reimbursement of landing fees. Any difference between the actual cost and assumed cost included in the fixed-fees paid by American is paid to or reimbursed by American.

Aircraft and engine rent increased by 3.2%, or $2.0 million, to $67.0 million in 2003 compared to $64.9 million in 2002 due to the addition of three leased Embraer regional jets in October and November 2002, and four leased Embraer regional jets in October and November 2003. Unit cost decreased to 1.8¢ for 2003 compared to 2.6¢ for 2002 due to the increase in capacity from the Embraer regional jet operations and because we lease financed only four of the 24 additional regional jet aircraft added in 2003.

Maintenance and repair expenses increased by 23.1%, or $10.0 million, to $53.5 million in 2003 compared to $43.4 million for 2002 due to the increase in flying of the regional jets. The unit cost decreased to 1.5¢ in 2003 compared to 1.7¢ in 2002 due to the increase in capacity from the Embraer regional jet operations.

Insurance and taxes decreased 20.9%, or $3.4 million, to $12.9 million in 2003 compared to $16.3 million in 2002. While the average fleet value has increased due to the growth of our regional jet fleet, insurance rates for passenger liability, war risk and hull insurance decreased during 2003 due to obtaining war risk coverage from the U.S. government in February 2003 which was less expensive compared to commercial rates and lower passenger liability and hull rates obtained from the commercial markets in 2003 as rates have stabilized since the terrorist attacks in September 2001. Additionally, aircraft property tax expense has decreased because we have changed Chautauqua's state of incorporation to Indiana effective February 2003, which eliminated Indiana aircraft property tax expense for 2003. Unit cost decreased to 0.4¢ in 2003 compared to 0.6¢ in 2002.

Depreciation and amortization increased 98.4%, or $11.8 million, to $23.9 million in 2003 compared to $12.0 million in 2002 due to the purchase of an additional twenty Embraer regional jets since December 31, 2002. The cost per available seat mile increased to 0.7¢ in 2003 from 0.5¢ in 2002.

During 2003, a charge for impairment loss and accrued aircraft return costs of $2.8 million was recorded. This charge consists of an impairment loss of $2.8 million to reflect a further deterioration of the market value for Saab turboprop aircraft and related parts and a reduction of $0.3 million to reflect the estimated liability for Saab 340 aircraft lease return costs. During 2002, a charge for impairment loss and accrued aircraft return costs of $7.2 million was recorded. This charge consists of $4.9 million to reflect deterioration of the market value of Saab turboprop aircraft and related parts, a $0.8 million charge for aircraft return cost accruals and $1.5 million due to the retirement to two owned Saab 340 aircraft.

Other expenses decreased 7.2%, or $2.3 million, to $30.1 million in 2003 from $32.4 million in 2002. The decrease is due to decreases in professional fees incurred for a previous IPO attempt that were recorded in 2002 offset by increase in crew related expenses and administrative expenses. Increase in crew related expenses and administrative expenses are due to support of the growing regional jet operation. The unit cost decreased to 0.8¢ in 2003 compared to 1.3¢ in 2002 due to the increased capacity resulting from the Embraer regional jet flying.

In 2002 and 2003, the company recorded adjustments for the Stabilization Act funding that was recorded in 2001 due to final payments received from the federal government. Operating expenses were reduced by $0.8 million in 2002 and by $1.2 million in 2003 as a result of these payments.

Interest expense increased by 77.1% or $9.9 million, to $22.8 million in 2003 from $12.8 million in 2002 primarily due to interest on debt related to the purchase of twenty Embraer aircraft since December 2002. This increase was partially offset by decrease in average borrowings on the revolving credit facility and a lower weighted average interest rate of 5.2% in 2003, versus 6.2% in 2002.

Other non-operating income decreased 62.9% to $0.2 million in 2003 compared to $0.5 million in 2002. Non-operating income consists primarily of net gains on speculative fuel hedges that we benefited from during the first quarter of 2002 and interest income.

We incurred income tax expense of $24.0 million during 2003, compared to $9.5 million in 2002. The effective tax rates for 2003 and 2002 were 39.9% and 55.4%, respectively, which were higher than the statutory rate due to state income taxes and non-deductible meals and entertainment expense, primarily for our flight crews, and in 2002, discharge of indebtedness income.

Liquidity and Capital Resources

Prior to June 2004, we have used internally generated funds and third-party financing to meet our working capital and capital expenditure requirements. In June 2004, we completed our initial public common stock offering, which provided approximately $58.2 million, net of offering expenses and before the repayment of debt. In addition, we completed a follow-on offering in February 2005, which provided approximately $80.8 million, net of offering expenses. As a result of our code-share agreements with Delta and United, which require us to significantly increase our fleet of regional jets, we will significantly increase our cash requirements for debt service and lease payments.

As of December 31, 2004, we had $46.2 million in cash and $16.7 million available under our revolving credit facility. At December 31, 2004, we had a working capital deficit of $33.4 million primarily due to $47.4 million due for principal payments under long term debt obligations incurred pursuant to the acquisition of our Embraer jets, all coming due within 12 months. Additionally, we have $47.4 million in aircraft deposits that are classified as non-current assets. We have had a working capital deficiency since 1999; however, we have been able to meet all of our current obligations due to the net cash generated from operating activities and the deficiency has not impaired our ability to implement our growth plan.

Chautauqua has a credit facility with Bank of America Business Capital, which currently provides it with a $25.0 million revolving credit facility, less the aggregate principal balance of the term loan and the equipment loans. The equipment loans cannot exceed $5 million. At December 31, 2004, Chautauqua had $3.2 million outstanding under a term loan. At December 31, 2004, Chautauqua had $4.8 million of outstanding letters of credit. The proceeds of the term loan were obtained in December 2004 for a GE engine purchased in October 2004. The loan is payable in monthly principal installments of $53,543 through March 2006 with the remaining balance due March 31, 2006. The $3.2 million is classified as a current liability on the balance sheet. The revolving credit facility expires March 31, 2006.

The revolving credit facility allows Chautauqua to borrow up to 70% of the lower of net book value or appraised orderly liquidation value of spare rotable parts and up to 40% of the lower of net book value or appraised orderly liquidation value of spare non-rotable parts for our regional jet fleet. The revolving credit facility is collateralized by all of Chautauqua's assets, excluding the owned aircraft and engines. Borrowings under the credit facility bear interest at a rate equal to, at Chautauqua's option, LIBOR plus spreads ranging from 2.0% to 2.75% or the bank's base rate (which is generally equivalent to the prime rate) plus spreads ranging from 0.25% to 0.75%. Chautauqua pays an annual commitment fee on the unused portion of the revolving credit facility in an amount equal to 0.375% of the unused amounts. The credit facility limits Chautauqua's ability to incur indebtedness or create or incur liens on our assets. In addition, the credit facility requires Chautauqua to maintain a specified fixed charge coverage ratio and a debt to earnings leverage ratio. Chautauqua received a waiver from the lender under the revolving credit facility for non-compliance with the debt to earnings leverage ratio for the fourth quarter of 2004 and the first quarter of 2005. The credit facility can be terminated if WexAir LLC and its affiliates cease to own at least 51% of the voting control of Republic Airways.

As of December 31, 2004, we currently lease nine spare regional jet engines from General Electric Capital Aviation Services and five spare regional jet engines from RRPF Engine Leasing (US) LLC.

Net cash from operating activities was $42.7 million, $91.6 million and $116.8 million for the years ended December 31, 2002, 2003 and 2004, respectively. The increase from operating activities is primarily due to the continued growth of our business. For 2004, net cash from operating activities is primarily net income of $38.9 million, depreciation and amortization of $34.4 million, the change in deferred income taxes of $24.0 million and the increase in accounts payable and other current liabilities of $13.3 million. For 2003, net cash from operating activities consisted primarily of net income of $36.1 million, depreciation and amortization of $23.9 million, the change in deferred income taxes of $23.7 million, a non-cash charge for impairment loss and accrued aircraft return costs of $2.8 million and an increase in current accrued liabilities of $14.9 million partially offset by increases in receivables and other assets of $(7.8) million. For 2002, net cash from operating activities represents net income of $7.7 million, a non-cash charge for impairment loss and accrued aircraft return costs of $7.2 million, depreciation and amortization of $12.0 million and change in deferred income taxes of $14.0 million.

Net cash from investing activities was $(34.6) million, $(30.7) million and $(102.4) million for the years ended December 31, 2002, 2003 and 2004, respectively. In 2004, we purchased 24 Embraer regional jets and our aircraft deposits totaled $38.8 million. In 2003, we purchased 20 Embraer regional jets, $4.3 million of spare parts, $2.4 million in aircraft leasehold improvements and $1.1 million of maintenance equipment. In 2002, we purchased 11 Embraer regional jets.

Net cash from financing activities was $(4.8) million, $(45.1) million and $9.3 million for the years ended December 31, 2002, 2003 and 2004, respectively. For 2004, we made scheduled debt payments and payments to the debt sinking fund of $26.9 million. Our net cash from financing activities included $58.2 million net cash received from stock offering proceeds in June 2004. We used $20.4 million to repay WexAir LLC for indebtedness we originally incurred in May 1998 to finance a portion of our purchase of Chautauqua. In 2003, we made $39.1 million of scheduled debt payments primarily related to the Embraer regional jets, paid $5.4 million to redeem preferred stock to an affiliate of WexAir LLC and paid $2.0 million in fees to obtain financing for the Embraer regional jets. In 2002, we repaid $7.0 million of the revolving credit facility, paid $3.9 million in fees relating to obtaining permanent financing for the Embraer regional jets and made $5.4 million of scheduled debt payments related to the Embraer regional jets. These decreases were partially offset by $2.1 million of proceeds from the refinancing of the Embraer regional jets in January and June of 2002.

Aircraft Leases and Other Off-Balance Sheet Arrangements

We have significant obligations for aircraft and engines that are classified as operating leases and, therefore, are not reflected as liabilities on our balance sheet. These leases expire between 2005 and 2020. As of December 31, 2004, our total mandatory payments under operating leases aggregated approximately $795.8 million and total minimum annual aircraft rental payments for the next 12 months under all noncancellable operating leases is approximately $72.3 million. Other non-cancelable operating leases consist of engines, terminal space, operating facilities, office space and office equipment. The leases expire through 2017. As of December 31, 2004, our total mandatory payments under other non-cancelable operating leases aggregated approximately $51.5 million. Total minimum annual other rental payments for the next 12 months are approximately $5.1 million.

Purchase Commitments

Subsequent to December 31, 2004, we acquired 8 aircraft through debt financing from a bank and the aircraft manufacturer. Total debt incurred was $147.7 million, with twelve to fifteen year terms and interest rates ranging from 6.13% to 6.76%. We also acquired 2 aircraft that were lease-financed and the total mandatory lease payments are $71.2. We have substantial commitments for capital expenditures, primarily for the acquisition of new aircraft. We intend to finance these aircraft through long-term loans or lease arrangements, although there can be no assurance we will be able to do so.

As of December 31, 2004, our code-share agreements required that we acquire (subject to financing commitments) and place into service an additional 28 regional jets over the next 18 months. Embraer's current list price of these 28 regional jets is approximately $752.2 million.

We have commitments to obtain financing for 24 of the 28 firm order regional jets. These commitments are subject to customary closing conditions.

We expect to fund future capital commitments through internally generated funds, third-party aircraft financings, and debt and other financings.

We currently anticipate that our available cash resources, cash generated from operations and anticipated third-party financing arrangements will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional funds, however, to fund more rapid expansion, principally the acquisition of additional aircraft, or meet unanticipated working capital requirements. It is possible that future funding may not be available to us on favorable terms, or at all.

Our contractual obligations and commitments at December 31, 2004, include the following (in thousands):

	Payments Due By Period
	Less than 1 year	1-3 years	4-5 years	Over 5 years	Total

Long-term debt (including interest)	$90,061	$268,330	$175,764	$682,189	$1,216,344
Operating leases	77,345	222,253	142,892	404,812	847,302
Aircraft under firm orders:
Debt-financed (28)	752,200	—	—	—	752,200
Engines under firm orders	10,671	—	—	—	10,671

Total contractual cash obligations	$930,277	$490,583	$318,656	$1,087,001	$2,826,517

We have a long-term maintenance agreement with an avionics equipment manufacturer and maintenance provider that has a guaranteed minimum annual flight hour requirement. The minimum guaranteed amount based on our current operations is $3.9 million per year through January 2012. We did not record a liability for this guarantee because we did not believe that any aircraft will be utilized below the minimum flight hour requirement during the term of the agreement.

We have a long-term maintenance agreement with an aviation equipment manufacturer through October 2013. The agreement has a penalty payment provision if more than twenty percent of Chautauqua's aircraft are removed from service based on the annual flight activity prior to the date of removal. We did not record a liability for this penalty provision because we do not believe that more than twenty percent of their aircraft will be removed from service during the term of the agreement.

We have a long-term maintenance agreement based upon flight activity with engine manufacturers and maintenance providers through June 2014.

We have a long-term maintenance agreement for wheels and brakes through June 2014. The agreement has an early termination penalty if Chautauqua removes the equipment from aircraft, sells or leases aircraft to a third party or terminates the services prior to expiration of agreement. The maximum penalty during the first two years is $0.7 million and is reduced every two years thereafter. We did not record a liability for this penalty provision because we did not believe the contract would be terminated prior to the expiration date.

Total payments under these long-term maintenance agreements were $21.2 million, $29.4 million and $40.0 million for the years ended December 31, 2002, 2003 and 2004, respectively.

Our commercial commitments at December 31, 2004 include the following (in thousands):

	Expiration
	Less than 1 year	Total

Letters of credit	$4,782	$4,782

Total commercial commitments	$4,782	$4,782

Cash payments for interest were approximately $27.1 million in 2004. Tax payments in 2004 were not significant.

Republic Airline has applied for, but does not yet have, an operating certificate. This certificate is required before Republic Airline can commence flying. In October, 2004, in order to accommodate American with respect to its scope restrictions, we agreed to modify our Agreement with American to preclude the continued use of larger regional jets on our Chautauqua Airlines Air Carrier Operating Certificate. We also agreed to pay American an aggregate of approximately $500,000 through February 19, 2005, in connection with our operation of ERJ-170s for United through Chautauqua instead of Republic Airline. Approximately $291,000 of this amount was paid in 2004. Additionally, we will pay approximately $39,000 per day to American for each day Chautauqua is operating any ERJ-170s after April 21, 2005. This payment will continue until Chautauqua no longer operates ERJ-170 aircraft. Consequently, we will most likely pay this daily penalty through December 2005 which will aggregate to approximately $9.9 million. Also, as agreed with American, Chautauqua can fly no more than 18 ERJ-170 aircraft. On May 6, 2005, we acquired Shuttle America from an affiliate of our majority stockholder. We began to transition the United Express ERJ-170 flights currently being operated by Chautauqua to Shuttle America beginning in June 2005. We expect that Republic Airline will receive its required certification on or before the end of September 2005. The certification process, however, is lengthy and complicated and we can give no assurance that we will meet this date. In addition, the FAA may limit how quickly we can transfer all ERJ-170 aircraft from Chautauqua to Republic Airline or Shuttle America Operating Certificate. If Republic Airline does not receive its required certification and if the ERJ-170 aircraft are not transferred from Chautauqua to Republic Airline or Shuttle America, our financial condition, results of operations and price of our common stock could be materially adversely affected.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon the supplemental combined consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and are sufficiently sensitive to result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 2 in the notes to the supplemental combined consolidated financial statements.

• Impairments to Long-Lived Assets. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

We review, at least annually, the estimated useful lives and salvage values for our aircraft and spare parts.

• Aircraft Maintenance and Repair. We believe our accounting policy is consistent with our competitors. We follow a method of expensing such amounts as incurred rather than accruing for expected costs or capitalizing and amortizing such costs. However, maintenance and repairs for engines and airframe components under power-by-the-hour contracts (such as avionics, APUs, wheels and brakes) are accrued for as the aircraft are operated; therefore, amounts are expensed based upon actual hours flown.

    • Warrants. Warrants issued to non-employees are accounted for under SFAS No. 123, Accounting for Stock-Based Compensation, and EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, at fair value on the measurement date. Fair value for warrants issued to Delta (for which a measurement date has occurred) have been determined based upon the estimated fair value of the equity instrument issued rather than the consideration received because we believe it is more reliably measured. Various option pricing models are available; however, we have used a model that allows continuous compounding of dividends which begins three years after the grant date and the dilutive effects of our initial public offering and the follow-on offering in February 2005. Option pricing models require estimates of dividend yield, a risk free rate commensurate with the warrant term, stock volatility and the expected life of the warrant. Each of these variables has been determined based upon relevant industry market data, our strategic business plan and consultation with appropriate professionals experienced in valuing similar equity instruments.

New Accounting Standards

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123(R), Share-Based Payment, as a replacement of SFAS No. 123, Accounting for Stock-Based Compensation, and APB Opinion No. 25, Accounting for Stock Issued to Employees, was rescinded. This statement requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based upon the grant date fair value of the equity or liability issued. In addition, liability awards will be remeasured each reporting period and compensation costs will be recognized over the period that an employee provides service in exchange for the award. This statement is effective for public companies as of the first annual reporting period beginning after June 15, 2005. We have not yet completed our assessment of the impact of this statement on our financial condition and results of operations.

Equity Price Risk

The exercise of certain of the warrants that have been issued to Delta could result in dilution of our common stock, since the exercise price is less than the price of our common stock at the time of our initial public offering.

We incurred a deferred charge for the Delta warrants of approximately $5,760,000 in the second quarter of 2004, based upon an option pricing model that considers continuous dividend yield and dilution using an initial public offering price of $13.00; an estimated dividend yield; a risk-free interest rate commensurate with the warrant term; volatility of 40%; and an expected life of ten years. The deferred charge will be amortized over the term of the Delta code-share agreement. In December 2004, we and Delta agreed to reduce the amount of all warrants by 45%, which reduced the deferred warrant charge and warrant equity by approximately $6,756,000. In addition, in December 2004, we agreed to issue to Delta a warrant to purchase 960,000 shares of our common stock in connection with Delta entering into a code-share agreement with Republic Airline. The deferred warrant charges, excluding charges with respect to the warrants issued in December 2004, will be amortized over the term of the Delta code-share agreement, as amended, resulting in an annual non-cash charge of approximately $334,000. The deferred warrant charge for the 960,000 warrants issued in December 2004 will be amortized over the term of the Delta code-share agreement as amended and will result in an annual non-cash charge of approximately $97,000 in 2005 and approximately $380,000 each year, thereafter. The amortization charge is recorded as a reduction of operating revenue as aircraft are placed into service.